Exhibit 10(q)

AMENDMENT NO. 4

Agreement made the 12th day of January, 2005, between NYALA FARMS, INC., (“Landlord”), a Florida corporation with an office c/o L&B Realty Advisors, Inc., 8750 North Central Expressway, Dallas, TX 75231; and PLAYTEX PRODUCTS, INC. (“Tenant”), a Delaware corporation with an office at 300 Nyala Farms Road, Westport, CT 06880.

RECITALS:

A.           Landlord’s predecessors entered into a lease with Tenant dated June 3, 1994, as amended by agreements dated June 12, 1996, March 5, 1998 and March 24, 2004 (as so amended, the “Lease”). The Lease covers space on the first and second floors of the Building.

B.            Pursuant to sublease dated February 20, 1998, Tenant subleased from AMBAC Capital Management, Inc. additional space (the “Subleased Space”) on the first floor of the Building.

C.	The initial term of the Lease expires on March 31, 2006.

D.            The parties desire to amend the Lease to decrease the size of the Demised Premises, extend the initial term, change the extension options and effect certain other changes.

E.             All defined terms used herein shall have the same meanings as in the Lease, unless otherwise specified herein. In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall govern.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.	Effective Date and Rent.

(a)        The effective date of this Amendment (the “Effective Date”) shall be the earlier of April 1, 2005 or the Completion Date (as hereinafter defined). The term of the Lease (the “Term”) shall expire on March 31, 2011 (the “Expiration Date”), unless the Term shall otherwise terminate or be extended pursuant to the terms of the Lease or pursuant to law. The term “Lease Year” shall mean consecutive 12 month periods during the Term, with the first Lease Year commencing on the Effective Date and ending on March 31, 2006.

(b)        From the Effective Date until the Completion Date, Base Rent shall be paid at the rate of $189,537.50 per month, prorated for a portion of a month. From the Completion Date and thereafter, during the balance of Lease Year 1 and the initial six (6) year Term, Base Rent shall be as follows:

Lease Years	Base Rent	Monthly Installments
1 and 2	$1,773,960	$147,830.00
3 and 4	1,892,224	157,685.33
5 and 6	2,010,488	167,540.66

(c)        Effective on the Effective Date, the Base Operating Year and the Base Tax Year shall be calendar year 2005. Pursuant to the Lease, Tenant shall pay its proportionate share of increases over said base years.

2.	Premises.

(a)        From the Effective Date until the Completion Date, the Demised Premises shall include the Subleased Space, an aggregate of approximately 75,815 rentable square feet (the “Current Demised Premises”). After the Completion Date, the Demised Premises shall consist of 39,484 rentable square feet on the second (2nd) floor and 19,648 rentable square feet on the first (1st) floor of the Building, an aggregate of 59,132 rentable square feet, as shown on Exhibit A hereto.

(b)        The “Completion Date” is the day on which Tenant shall substantially complete and shall obtain a certificate of occupancy for those items of Tenant’s Installations specified in clauses (i) – (v) of subsection 1(c) of Exhibit B hereto.

(c)        From and after the Completion Date, Tenant’s Share shall be 15.59%; Tenant’s Employee Count shall be 235; and Landlord shall provide to Tenant an aggregate of 171 parking passes for access to the underground garages servicing the Demised Premises.

(d)        Prior to the Completion Date, Landlord shall, at Tenant’s expense, reconfigure the existing check meters or, if necessary, install one (1) or more new check meters (which may include a Totalizer meter) to measure electrical consumption for the reduced Demised Premises.

3.          Representations. To the best of Landlord’s knowledge, (a) as of the date hereof, the Common Areas of the Building (including without limitation Building entrances, lobby and passenger elevators) comply with Applicable Law, including without limitation The Americans With Disabilities Act and the regulations thereunder; (b) there is no asbestos or other hazardous or toxic material in the Demised Premises; and (c) there is no law, stipulation, agreement or recorded document which should prevent the demising of the first floor as shown on Exhibit A. Landlord represents that there is no mortgage or ground lease encumbering the Complex.

4.	Extension Option.

(a)        Section 3.3 of the Lease, as heretofore amended, is hereby deleted. Tenant shall have an option to extend the Term for an additional period of five (5) years upon all of the terms and conditions of this Lease, except that (i) the Base Rent during the extension Term shall be the greater of (x) the Rent payable during the Lease Year immediately preceding the extension Term, and (y) the fair rental value of the Demised Premises at the date one (1) year prior to the commencement of the extension Term; (ii) Landlord shall have no obligation to do any work in the Demised Premises or give any work allowance; and (iii) there shall be no further option to extend beyond the expiration of such extension Term.

(b)        Tenant’s option may be exercised only by written notice of exercise given by Tenant to Landlord at least one (1) year prior to the expiration of the initial Term. Failure to so exercise within such period shall render any subsequent attempted exercise void and of no effect, any principles of law to the contrary notwithstanding. Tenant shall have no right to exercise its option to extend the Term, and any attempted exercise shall be void and of no effect, if: (i) the named Tenant has assigned this Lease or has at any time subleased, in the aggregate, more than 50% of the Demised Premises to any party other than an Affiliate; or (ii) Tenant shall be in default hereunder and such default shall not have been cured at the time of the attempted exercise or, if such default occurs after Tenant’s attempted exercise of the option, at the time of the proposed commencement of the extension Term.

(c)        In the event that, prior to the date six (6) months before the commencement of the extension Term, the parties have not agreed upon the fair rental value of the Demised Premises pursuant to subparagraph 4(a) herein, such value shall be determined by arbitration in Westport, CT before a single arbitrator as follows:

(i)         Landlord and Tenant shall have ten (10) days within which to select one (1) mutually agreeable arbitrator. If Landlord and Tenant fail to agree on one (1) arbitrator within the ten (10) day period, either party may promptly request the American Arbitration Association to appoint an arbitrator for the matter, and said Association’s selection shall be binding upon Landlord and Tenant. Said Association shall appoint as arbitrator an individual with the following qualifications: not less than ten (10) years’ experience in the valuation of commercial rental properties in southern Fairfield County; and has never been a direct or indirect employee or agent of either Landlord or Tenant.

(ii)         Landlord and Tenant shall each submit to the arbitrator, in writing, a good faith determination of the fair rental value of the Demised Premises.

(iii)        The arbitrator selected must choose either Landlord’s or Tenant’s good faith determination of the fair rental value of the Demised Premises, and the arbitrator’s choice shall be final and binding upon the parties. In determining the fair rental value of the Demised Premises and which of Landlord’s or Tenant’s determinations to select, the arbitrator shall consider all relevant factors. From the date of appointment, the arbitrator shall have 30 days within which to render a decision as to the fair rental value of the Demised Premises.

The determination of fair rental value by the arbitrator shall be binding upon the parties and may be entered as a judgment in any court of competent jurisdiction. The arbitrator shall determine the liability of the parties for the costs of the arbitration and may allocate counsel fees, witness fees and other costs between the parties.

5.	Antenna Rights.

(a)        If Tenant is not in default under this Lease beyond any applicable notice and cure period, Tenant may, at its expense, install, operate and maintain solely for its use in conjunction with Tenant’s business in the Demised Premises, a satellite dish and associated cabling (all of the foregoing components of the installation will be referred to as the “Antenna”) on the roof of the Building, subject to the terms and conditions of this Paragraph.

(b)        Tenant shall not install the Antenna without the prior written approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and shall install same in compliance with Applicable Law and restrictive covenants. Subject to Tenant obtaining approvals required under the preceding sentence, if any, Landlord shall approve or disapprove the installation of the Antenna within a reasonable time after Landlord receives from Tenant the following: (i) the proposed location of the Antenna, including the location of all associated cabling; and (ii) detailed plans and specifications for the installation of the Antenna. The mounting of the Antenna shall not penetrate the Building’s roof membrane.

(c)        The installation, operation, maintenance and removal of the Antenna will be at Tenant’s sole risk and expense. Tenant shall defend, indemnify and save Landlord harmless from and against all liabilities, claims, costs, expense and damage in connection with or arising out of the installation, operation, maintenance or removal of the Antenna. The foregoing indemnity includes all reasonable attorneys’ fees and investigation costs arising out of any claim, demand or litigation concerning the Antenna.

(d)        At the end of the Term, or upon termination of the operation of the Antenna by Tenant, at Landlord’s request Tenant shall remove the Antenna at Tenant’s expense, and restore or repair any affected areas to their original condition. If Tenant shall not remove the Antenna within 15 days after notice from Landlord, Landlord may, without liability to Tenant, remove and dispose of the Antenna, and restore or repair any affected areas, at Tenant’s expense.

6.          Miscellaneous Changes. The following additional modifications of the Lease shall be effective upon the execution hereof:

(a)	Landlord’s address for notices shall be:

Nyala Farms, Inc.

c/o L & B Realty Advisors, Inc.

1952 Treeline Drive

Tallahassee, FL 32303

Attention: James W. Horton

Facsimile: (850) 562-7308

with copies to:

L & B Realty Advisors, Inc.

8750 North Central Expressway

Suite 800

Dallas, TX 75231-6437

Attention: Mark Faraldo

Facsimile: (214) 989-0600

and

The Ashforth Company

707 Summer Street

Stamford, CT 06901

Attention: Peter E. Hewitt, General Counsel

Facsimile: (203) 423-1113

(b)        The first sentence of subsection 2.1(s) is hereby amended to read as follows: “Normal Business Hours” shall mean 8:00 a.m. to 6:00 p.m., Monday through Friday, exclusive of those days declared as holidays by federal and/or state governments.

(c)        The last sentence of Section 9.2 of the Lease is restated to read as follows: “Landlord’s charge for after-hours HVAC shall be $125 per hour for the initial Term.”

7.          Tenant’s Installations. Tenant shall demise and alter the Demised Premises pursuant to Exhibit B hereto.

8.          Brokerage. Tenant represents that it has not had or dealt with any realtor, broker or agent in connection with the negotiation of this Amendment, except for Cushman & Wakefield of Connecticut, Inc. (“C&W”) and RAND Real Estate Services, Inc. (collectively, the “Brokers”). Landlord represents that it has not entered into a written agreement with any broker other than C&W with respect to the leasing of the Demised Premises and which is in effect this date. Landlord shall compensate the Brokers pursuant to separate agreement. Each party shall indemnify and hold the other harmless from any cost, expense or liability (including costs of suit and attorneys’ fees) arising out of the inaccuracy of a representation or covenant by the indemnifying party under this Paragraph. Each party shall promptly give notice to the other of any brokerage claim and give the other the right to defend such claim at its expense.

9.          Ratification. Except as otherwise provided herein, all of the terms and conditions of the Lease shall remain the same and shall be applicable to the reduced Demised Premises on and after the Completion Date. The parties hereby ratify and confirm the Lease, as amended hereby.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Landlord: NYALA FARMS, INC.

By /s/ MARK P. FARALDO Mark P. Faraldo Vice President and Secretary

Tenant: PLAYTEX PRODUCTS, INC.

By  /s/ KRIS KELLEY

EXHIBIT A

Floor Plan

A-1

EXHIBIT B

Work Letter

1.	Access; Plans and Specifications.

(a)        Tenant desires to make initial installations (“Tenant’s Installations”) affecting the Current Demised Premises. Tenant’s general contractor (or construction manager) and major subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)        Prior to the commencement of Tenant’s Installations, Tenant shall submit to Landlord complete detailed plans and specifications thereof for Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon request of Landlord, Tenant or its contractor shall pay for and deliver to Landlord policies and certificates of insurance in amounts and with such companies as shall be reasonably satisfactory to Landlord, such as, but not limited to Public Liability, Property Damage and Workmen’s Compensation, to protect Landlord, Landlord’s designees and Tenant during the period of performing Tenant’s Installations. Landlord and Landlord’s designees shall be named as insured parties in such policies or certificates of insurance, and the same shall be continued in effect during the period of the performance of Tenant’s Installations. Landlord’s review of Tenant’s Plans is solely to protect the interests of Landlord in the Building and the Demised Premises, and Landlord shall be neither the guarantor of, nor responsible for, the correctness or accuracy of Tenant’s Plans or the compliance of Tenant’s Plans with applicable requirements of governmental authority.

(c)        Tenant’s Installation shall be completed prior to March 31, 2006 and shall include, without limitation, the following:

(i)         Demising the first (1st) floor space using building standard materials and following state and local codes.

(ii)         Removing the existing internal stairwell located in the space eliminated from the Demised Premises and repairing any damage resulting therefrom.

(iii)        Building a double door entrance across the vestibule from its double door entrance into its current mail room. No other modification of the vestibule shall be required unless tenant is obligated to extend the hallway beyond the existing double doors to accommodate ingress/egress requirements by the Town of Westport. Vestibule must be in compliance to all fire/safety conditions as set forth by the Town of Westport and other governing authorities.

(iv)        Removal of existing furniture and other personal property in the space eliminated from the Demised Premises.

A-1

(v)        Removal of all wiring in the ceiling of the space eliminated from the Demised Premises.

(d)        All Tenant’s Installations shall be in accordance with Applicable Law and shall not conflict with, or be in violation or cause any violation of, Landlord’s basic Building plans and/or the construction of the Building, and all Tenant’s Installations shall be completed free of all liens and encumbrances. All permits which may be required by Tenant for Tenant’s Installations shall be procured and paid for by Tenant only after having obtained Landlord’s written approval of such work, or, if Landlord shall deem the same advisable, Landlord may procure such permits and Tenant shall pay for the same. No plans and/or specifications required to be filed by Tenant pursuant to any work contemplated to be performed by it within the Demised Premises shall be filed or submitted to any governmental authority having jurisdiction thereover without first having obtained Landlord’s approval to same.

(e)        The labor employed by Tenant or anyone performing such work for or on behalf of Tenant shall always be harmonious and compatible with the labor employed by Landlord or any contractors or subcontractors of Landlord.

2.	Indemnity; Liens.

(a)        Tenant shall indemnify and save Landlord (and Landlord’s employees, contractors, agents and mortgagees) free and harmless from and against any and all claims arising from or out of any entry thereon or the performance of said work and from and against any and all claims arising from or claimed to arise from any act or neglect of Tenant or Tenant’s employees, contractors and agents or from any failure to act, or for any other reason whatsoever arising out of said entry or such work.

(b)        Tenant, at its expense, and with diligence and dispatch, shall procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant’s Installations which shall be issued by any public authority having or asserting jurisdiction. Landlord does not consent to be liable for any improvements or alterations made to the Demised Premises by Tenant, its employees, agents or contractors. Tenant shall defend, indemnify, and save harmless Landlord against any and all mechanics and other liens in connection with Tenant’s Installations, including but not limited to the liens of any conditional sale of, or chattel mortgages upon, any materials, fixtures, or articles so installed in and constituting part of the Demised Premises and against all costs, counsel fees, fines, expenses and liabilities reasonably incurred in connection with any such lien, conditional sale or chattel mortgage or any action or proceeding brought thereon. Landlord shall not be obligated to pay for any materials or labor ordered by Tenant.

(c)        Tenant, at its expense, shall procure the satisfaction or discharge, by bonding or otherwise, of all such mechanics and other liens within 45 days after notice to Tenant of the filing of such lien against the Complex. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings; and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses incurred by Landlord, in connection therewith shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant on demand.

3.	The Tenant Fund.

(a)        Landlord shall contribute an amount not to exceed $400,000 (the “Tenant Fund”) toward (i) the Hard Costs (as hereinafter defined) paid by Tenant in connection with Tenant’s Installations; and (ii) a maximum of 25% of the Tenant Fund may be used for Soft Costs (as hereinafter defined) paid by Tenant in connection with Tenant’s Installations. “Hard Costs” shall mean the costs of labor and materials paid by Tenant with respect to any work it completes in the Current Demised Premises by way of improvements, and modification and/or cosmetic changes, including without limitation architectural and engineering fees. “Soft Costs” shall include all other expenses incurred by Tenant with respect to the Current Demised Premises, so long as associated with the herein-contemplated contraction by Tenant into a smaller area of the first floor, including moving expenses and, furniture, fixtures and equipment as may be purchased by Tenant.

(b)        Within 30 days after receipt of a request for disbursement from Tenant (but not more frequently than monthly and not in excess of the amounts then payable (as certified by Tenant’s licensed architect), Landlord shall disburse from time to time a portion of the Tenant Fund to Tenant for reimbursement to Tenant for eligible costs actually paid by Tenant to contractors, subcontractors, materialmen ~~and~~, suppliers, architects and engineers with respect to the portion of Tenant’s Installations theretofore completed or services performed or supplies furnished in connection therewith, and which have not been the subject of a previous disbursement.

(c)        Landlord’s obligation to make disbursements from the Tenant Fund shall be subject to Landlord’s receipt, prior to March 31, 2006, of: a request for such disbursement from Tenant signed by an authorized officer of Tenant; copies of paid invoices or other evidence reasonably satisfactory to Landlord of the Hard Costs and Soft Costs actually paid by Tenant; copies of all contracts, work orders, change orders and other materials relating to the work or materials which are the subject of the requested disbursement; a certificate of Tenant’s independent licensed architect stating, in his opinion, that the portion of Tenant’s Installations theretofore completed and for which the disbursement is requested was performed in a good and workmanlike manner and in accordance with the final plans and specifications for such Tenant’s Installations, as approved by Landlord; and no lien on account of work done for or materials furnished to Tenant or any of its contractors or subcontractors shall have been filed against any part of the Complex and not have been paid or bonded and, in either event, discharged of record. In addition, at Landlord’s request, Tenant will provide to Landlord as part of the aforesaid documentation partial lien waivers from all subcontractors and materialmen involved in Tenant’s Installations and any other work covering prior payments by Landlord hereunder.

4.          Landlord Cooperation. Landlord shall, at Tenant’s expense, cooperate with and assist Tenant and Tenant’s contractor in all respects as shall be necessary for Tenant to effectuate the herein contemplated contraction by Tenant into a smaller area of the first floor and the erection of a demising wall. Landlord shall do all things as reasonably requested by Tenant in this regard including but not limited to, the signing of any and all applications as shall be required by Town of Westport municipal departments.

LEASE

AGREEMENT

Between

STAUFFER MANAGEMENT COMPANY,

Landlord,

and

PLAYTEX PRODUCTS, INC.

Tenant

LEASE AGREEMENT

Between

STAUFFER MANAGEMENT COMPANY

and

PLAYTEX PRODUCTS, INC.

TABLE OF CONTENTS

Page

ARTICLE 1	REFERENCE DATA	8

ARTICLE 2	DEFINITIONS	10

2.1	General Lease Definitions	10

ARTICLE 3	DEMISED PREMISES AND TERM	14

3.1	Demised Premises and Parking	14
3.2	Term	14
3.3	Extension(s)	16
3.4	Right of First Offer	18

ARTICLE 4	RENT	19

4.1	Fixed Rent	19
4.2	Additional Rent	20
4.3	Past Due Rent	20
4.4	Security Deposit; Letter of Credit	20
4.5	No Rent Waiver	21
4.6	Rent Restrictions	21
4.7	No Accord and Satisfaction	22

ARTICLE 5	TENANT'S SHARE OF INCREASES IN OPERATING EXPENSES AND REAL ESTATE TAXES 22

5.1	Operating Expenses and Real Estate Taxes	22
5.2	Definitions	22
5.3	Tax Payments	26
5.4	Operating Expense Payments	27
5.5	Occupancy Adjustments	29
5.6	Change(s) of Fiscal Year	29
5.7	Initial Abatement	29

ARTICLE 6	CONDITION OF DEMISED PREMISES	29

6.1	Condition of Demised Premises	29

ARTICLE 7	USE OF DEMISED PREMISES	30

7.1	Use of Demised Premises	30
7.2	Compliance with Laws and Requirements of Public Authorities	30
7.3	Density	34

ARTICLE 8	REPAIRS, ALTERATIONS AND MAINTENANCE	36

8.1	Care of Demised Premises	36
8.2	Tenant's Repairs	36
8.3	Landlord's Repairs	36
8.4	Tenant's Alterations	37
8.5	Mechanics' Liens	39

ARTICLE 9	UTILITIES AND BUILDING SERVICES	39

9.1	Electricity	39
9.2	HVAC	41
9.3	Water	41
9.4	Cleaning	41
9.5	Landlord Services	42
9.6	Interruption of Services	42

ARTICLE 10	PROPERTY AND OTHER TAXES	42

10.1	Tenant's Property	42

ARTICLE 11	INSURANCE AND INDEMNITY	43

11.1	Insurance	43

11.2	Indemnity and Non-Liability	47
11.3	Waiver of Subrogation	47

ARTICLE 12	DAMAGE BY CASUALTY	48

12.1	Casualty Damage	48

ARTICLE 13	EMINENT DOMAIN	50

13.1	Taking of Demised Premises	50
13.2	Termination of Lease	51
13.3	Awards	51

ARTICLE 14	RIGHTS RESERVED TO LANDLORD	51

14.1	Access to Demised Premises	51
14.2	Additional Rights	52

ARTICLE 15	ASSIGNMENT AND SUBLETTING	54

15.1	Permitted Transfers; Consent Requirement	54
15.2	Landlord's Recapture Rights	56
15.3	Required Documents	58
15.4	Reasonable Consent	58
15.5	Limitations	58
15.6	Attornment of Subtenant	59
15.7	Sums Payable to Landlord	59
15.8	Waiver	60

ARTICLE 16	TENANT'S DEFAULT AND LANDLORD'S REMEDIES	60

16.1	Events of Default	60
16.2	Landlord's Remedies	61
16.3	Damages	62
16.4	No Waiver; Injunction	63
16.5	Remedies Cumulative	63

ARTICLE 17	SURRENDER OF DEMISED PREMISES AND SURVIVAL OF TENANT'S OBLIGATIONS 63

17.1	Surrender	63
17.2	Trade Fixtures, Personal Property and Improvements	63
17.3	Merger	64
17.4	Payments After Termination	64

ARTICLE 18	HOLDING OVER	64

18.1	Holding Over	64

ARTICLE 19	ESTOPPEL CERTIFICATE, SUBORDINATION, ATTORNMENT	65

19.1	Estoppel Certificate	65
19.2	Subordination	65
19.3	Attornment	67
19.4	Mortgages	67

ARTICLE 20	LANDLORD'S COVENANTS	67

20.1	Quiet Enjoyment	67
20.2	Food Service	67
20.3	Fitness Center	68
20.4	Complex Standard	68

ARTICLE 21	NOTICES	68

21.1	Notices	68

ARTICLE 22	MISCELLANEOUS PROVISIONS	69

22.1	Controlling Law	69
22.2	Parties Bound	69
22.3	Rules and Regulations	69
22.4	Signage	69
22.5	Entire Agreement	69
22.6	Severability	70
22.7	Brokers	70
22.8	Exculpatory Clause	70
22.9	No Recording; Notice of Lease	70
22.10	Financial Information	71
22.11	Inability to Perform	71
22.12	Counterclaims	71
22.13	No Surrender	71
22.14	Modification of Lease	72
22.15	Headings; Construction	72
22.16	Parking	72
22.17	No Offer	73
22.18	Authority	73

EXHIBITS INDEX

EXHIBIT A-1	DESCRIPTION OF LAND

EXHIBIT A-2	FLOOR PLAN(S) SHOWING DEMISED PREMISES

EXHIBIT B-1	WORK LETTER

EXHIBIT C	COMMENCEMENT DATE AGREEMENT

EXHIBIT D	LETTER OF CREDIT

EXHIBIT E	RULES AND REGULATIONS

EXHIBIT F	DESCRIPTION OF LANDLORD SERVICES

EXHIBIT G	FIXED RENT SCHEDULE

EXHIBIT H	COPY OF DECLARATION OF RESTRICTIONS AND STIPULATION

EXHIBIT I	FORM(S) OF NONDISTURBANCE AGREEMENT(S)

AND LESSEE'S CERTIFICATE

LEASE

This Sublease (the "Lease") is made between Landlord and Tenant named in Article 1. Landlord and Tenant agree to the terms and conditions set forth in this Lease.

ARTICLE 1.	REFERENCE DATA

Each reference in this Lease to any of the following subjects shall incorporate the data stated for that subject in this Article 1:

DATE OF THIS LEASE: As of _________, 1994

LANDLORD:	Stauffer Management Company
(a Delaware corporation)

LANDLORD'S ADDRESS: (For Notice and Billing)

c/o Zeneca Inc.
1800 Concord Pike
Wilmington, Delaware 19897
Attn: Manager of Real Estate

With Copies to:

Miller & Favazzo Properties, Inc.
27 Congress Street
Salem, Massachusetts 01970

TENANT:	Playtex Products, Inc.
(a Delaware corporation)

TENANT'S ADDRESS: (For Notice and Billing)

Prior to Commencement Date:
700 Fairfield Avenue
Stamford, Connecticut 06904
Attn: General Counsel

After Commencement Date:
300 Nyala Farms
Nyala Farm Road
Westport, Connecticut 06880
Attn: General Counsel

DEMISED PREMISES:

The interior area on the entire second floor, and a portion of the first floor, of the "Building " (as hereinafter defined), as substantially delineated on the floor plans labeled Exhibit A-2 attached hereto and made a part hereof.

TENANT'S USE OF THE DEMISED PREMISES: Executive and general office use.

TERM: Starting on the Commencement Date and ending on the last day of the calendar month in which occurs the tenth anniversary of the Commencement Date (as more particularly defined in Section 2.1 hereof).

ANNUAL FIXED RENT RATES:            Lease Years 1-2, inclusive $958,939.00 /yr.

(subject, as to Lease Year 1 only, to Section 4.1
free rent period)

Lease Years 3-4, inclusive $1,042,325.00 yr.
Lease Years 5-6, inclusive $1,125,711.00 /yr.
Lease Years 7-8, inclusive $1,209,097.00 yr.
Lease Years 9-10, inclusive $1,250,790.00/yr.

MONTHLY FIXED RENT RATES:	Lease Years 1-2, inclusive $79,911.58/mo.
Lease Years 3-4, inclusive $86,860.42/mo.
Lease Years 5-6, inclusive $93,809.25/mo.
Lease Years 7-8, inclusive $100,758.08/mo.
Lease Years 9-10, inclusive $104,232.50/mo.

RENTABLE SQUARE FEET OF THE DEMISED PREMISES: Approximately 41,693 (Landlord and Tenant hereby stipulating to such figure).

TENANT'S PARKING: See Section 22.16 herein.

EXTENSION(S): See Section 3.3 hereof.

RIGHT OF FIRST OFFER: See Section 3.4 hereof.

SECURITY DEPOSIT: $1,500,000.00 Letter of Credit (See Section 4.4 hereof and Exhibit D attached hereto and made a part hereof).

BROKER(S): Delmhorst & Sheehan, Inc. (Landlord); and H.T. Hampe Associates (Tenant).

ARTICLE 2.	DEFINITIONS

Section 2.1.         General Lease Definitions. Notwithstanding the data stated in Article 1 hereof, for all purposes of this Lease, the terms defined in this Article shall have the meanings specified in this Article, unless the context otherwise requires.

(a)        "Additional Rent" shall mean any sums of money or charges, other than Fixed Rent, to be paid by Tenant to Landlord pursuant to the provisions of this Lease.

(b)        "Applicable Law" shall mean all present and future laws, statutes and ordinances (including, without limitation, building codes and zoning ordinances) and the orders, rules, regulations, directives and requirements of all federal, State of Connecticut and Town of Westport departments, bureaus, boards, agencies, commissions and other subdivisions thereof, or of any official thereof, or of any other jurisdiction, or of public or quasi-public authority, now or in the future having jurisdiction over the Complex, whether now or hereafter in force, which are or become applicable to the Complex, and all requirements, obligations and conditions of all instruments of record affecting the Complex and/or the use(s) of the Complex, the Building or the Demised Premises, or any part(s) thereof, on the date of this Lease or to which this Lease is or becomes subject or subordinate.

(c)        "Base Rate" shall mean the rate of interest set forth in The Wall Street Journal, in the section entitled "MONEY RATES," inserted in the blank in the line reading substantially as follows: "PRIME RATE: ☐ The base rate on corporate loans at large U.S. money center commercial banks." If more than one (1) rate is set forth in the blank in question, the Base Rate shall be the arithmetical average of the rates so set forth. The Base Rate shall vary on a weekly basis, with the rate(s) set forth in the Wednesday editions (or an appropriate Thursday edition, if there is no Wednesday edition in any week) of The Wall Street Journal to establish the Base Rate for each calendar week. If such Base Rate is not so published or otherwise available, Landlord and Tenant shall agree on a mutually acceptable, reasonable substitute standard.

(d)        "Building" shall mean, collectively, the Building(s) in which the Demised Premises are located (as of the date hereof, such Building being known as Building 300) or any parts of such Building(s) as the context may suggest or require.

(e)        "Business Days" shall mean Monday through Friday, exclusive of those dates declared as holidays by federal and/or State governments.

(f)        "Commencement Date" shall mean the date upon which the Term of this Lease shall commence in accordance with Section 3.2 hereof.

(g)        "Common Areas" shall mean those interior and exterior portions of the Building and the Complex (exclusive of areas leased or available for lease to tenants) which, in each case, are reasonably designated by Landlord for the common use and benefit of tenants, invitees and/or visitors. Landlord reserves the right to change from time to time the dimensions and locations of the Common Areas.

(h)        "Complex" shall mean, collectively, the land (the "Land") described in Exhibit A-1 and all improvements (including, without limitation, the Building) located thereon, also known as Nyala Farms.

(i)        "Demised Premises" shall mean the premises indicated in Article 1, subject to increase based on any Tenant-exercised expansion(s) pursuant to Section 3.4 hereof.

(j)        "Expiration Date" shall be 11:59 p.m. on the last day of the calendar month in which occurs the tenth anniversary of the Commencement Date.

(k)        "Fixed Rent" shall mean the Annual Fixed Rent and/or the Monthly Fixed Rent due and payable under this Lease.

(l)        "Force Majeure" shall mean any and all delays beyond Landlord's reasonable control, including, without limitation, delays caused by the Tenant, requirements of Applicable Law, order of civil, military or naval authorities, governmental preemption, strikes, labor disputes, accidents, hurricanes, floods, blizzards, earthquakes and tornadoes, mechanical breakdown, inability to obtain labor or materials, damage caused by fuel, steam, water or electricity, acts of God, enemy action, civil commotion, fire or other casualty, or delays caused by comparable events. Force Majeure shall not include, however, Landlord's financial inability to perform its Lease obligations.

(m)        "Improvements" shall mean fixtures, paneling, partitions, installations and other alterations made in or to the Demised Premises or the Complex, either by Tenant or on Tenant's behalf. Any Improvement item which also constitutes an item of "Tenant's Property" under this Lease shall be deemed an item of Tenant's Property for purposes of Tenant's right(s) to remove same at the end of the Term.

(n)        "Landlord" shall mean the then owner, from time to time, of the possessory interest in the Complex (or so much of the same which shall include the Demised Premises and appurtenances thereto), which interest is immediately superior to Tenant's interest created by this Lease (and which Landlord shall be subject to Tenant's rights under this Lease).

(o)        "Landlord Services" shall mean those services to be provided by Landlord to Tenant as described in Exhibit F attached hereto.

(p)        "Landlord's Work" shall mean the initial fit-up and other work to be performed by Landlord at the Demised Premises, as more particularly described in Exhibit B-1 hereto. Notwithstanding the foregoing, Landlord's Work shall not include any Extra Work or Tenant's Installations, as defined in Exhibit B-1 hereto.

(q)        "Lease Year" shall mean the twelve (12) month period beginning on the Commencement Date, and each ensuing twelve (12) month period during the Term, with the last Lease Year ending on the Expiration Date or the last day of the Term, as applicable and including any partial, additional calendar year.

(r)        "Managing Agent" shall mean Miller & Favazzo Properties, Inc., or such other experienced, reputable, managing agent as may be selected from time to time by Landlord.

(s)        "Normal Business Hours" shall mean 7:30 a.m. until 7:00 p.m. weekdays, and 8:00 a.m. through 1:00 p.m. on Saturdays, exclusive of those days declared as holidays by federal and/or state governments. Notwithstanding the foregoing, Tenant shall have twenty-four (24) hours' access to the Demised Premises, seven (7) days per week, throughout the Term, subject to the reasonable security requirements, from time to time, established by Landlord. In addition, notwithstanding anything to the contrary contained in this Lease, Landlord shall not be required to provide cleaning services to the Demised Premises on Saturdays.

(t)	"Rent" shall mean Fixed Rent and Additional Rent.

(u)        "Rentable Square Feet" shall mean the rentable area of the space in question, measured in accordance with the methodology used in determining the "Rentable Square Feet of the Demised Premises" and the "Rentable Square Feet of the Complex."

(v)        "Rentable Square Feet of the Complex" shall mean 379,372 rentable square feet (the parties hereby stipulating to such figure), subject to increase or decrease as the Complex may change over time.

(w)        "Rentable Square Feet of the Demised Premises" shall mean that figure indicated in Article 1, subject to increase based on any Tenant-exercised expansion(s) pursuant to Section 3.4 hereof.

(x)        "Rules and Regulations" shall mean the rules and regulations promulgated by Landlord and to be observed by all tenants of the Complex (and their servants, agents, employees, invitees and contractors), as set forth in Exhibit E, and any reasonable changes thereto of which Tenant has notice.

(y)        "Tenant" shall mean the Tenant named in this Lease and any person, firm, corporation or other legal entity, immediate or remote, to which Tenant's interest in this Lease may be transferred pursuant to the terms of this Lease or otherwise.

(z)        "Tenant Delay" shall mean any delay which results in an actual and genuine delay in Landlord's performance of Landlord's obligations under this Lease, and which arises as a direct consequence of any action, omission, negligence or willful misconduct of Tenant or Tenant's agents, employees, contractors, invitees, licensees, subtenants or assigns.

(aa)      "Tenant's Installations" shall have the meaning described in Paragraph 6 of Exhibit B-1 attached hereto.

(bb)      "Tenant's Property" shall mean all furniture, furnishings and personalty of Tenant and the following which are furnished or installed by or for Tenant without expense to (or contribution by) Landlord: movable partitions, chandeliers and other hanging, standing or projecting special lighting fixtures, business and trade fixtures, business machines, business equipment and communications equipment, whether or not attached to or built into the Demised Premises but only if removable without permanent damage to, or permanent defacement of, all or part of the Building or Complex. Notwithstanding the foregoing, the following built-in items shall not be deemed Tenant's Property: millwork, cabinets, shelving and paneling.

(cc)       "Term" shall mean the duration of the term of this Lease, commencing on the Commencement Date (as defined in Section 3.2 hereof), and ending on the Expiration Date, unless sooner terminated or otherwise extended pursuant to the terms of this Lease. To the extent Tenant duly exercises any option to extend as specifically provided in this Lease, the Term shall include such extension.

(dd)      "Untenantable" shall mean a condition which is not Tenant's (or any of Tenant's agents', employees', contractors', invitees', subtenants' or assignees') fault and which directly results in Tenant's actual and genuine inability to use, or access, and Tenant's non-use of, all or a material part of the Demised Premises for the normal and reasonable conduct of Tenant's business operations.

ARTICLE 3.	DEMISED PREMISES AND TERM

Section 3.1.         Demised Premises and Parking. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term, at the Rent and upon the other conditions and covenants as provided for herein, the Demised Premises, together with the right to use, in common with Landlord and other tenants in the Complex, their invitees and others, the Common Areas. In addition, the Demised Premises are leased together with the appurtenant right(s) to park automobiles as set forth in Section 22.16 hereof, on a Rent-inclusive basis, subject to the terms of this Lease.

Section 3.2.	Term.

(a)        The Term of this Lease shall start on the "Commencement Date", which shall be the earliest date on which all of the following conditions have been met: (i) Landlord's Work has been substantially completed, except for minor items of work or adjustment (so-called "punch-list" items) which can be completed after occupancy without causing substantial interference with Tenant's use of the Demised Premises; (ii) a certificate or certificates of occupancy (temporary or final), permitting lawful occupancy of the Demised Premises, has or have been issued by the appropriate authorities; and (iii) at least five (5) Business Days' notice of Landlord's good faith estimate of the occurrence of the events in subsections (i) and (ii) has been given to Tenant. Notwithstanding the foregoing, if there is an actual delay in the Commencement Date directly as a result of any Tenant Delay, the Commencement Date shall be adjusted to the date the Commencement Date would have occurred, but for such delay. In addition, notwithstanding the foregoing, if Tenant shall occupy all or any part of the Demised Premises for the purpose of conducting its business operations prior to the Commencement Date as established above, the Commencement Date shall be the date of such earlier occupancy. In no event shall the Commencement Date be delayed due to Tenant's moving schedule or installation of Tenant's telephone systems, computer systems or other business equipment.

(b)        The Term shall end on the Expiration Date, unless such Term is sooner terminated or otherwise extended as specifically provided in this Lease.

(c)        Provided Tenant timely meets the schedule requirements in Exhibit B-1 for the delivery and/or approval of plans and information the approval of long lead-time items or substitutes therefor, the approval of pricing, and the authorization for construction, Landlord estimates an occupancy date for the Demised Premises of September 15, 1994. Notwithstanding anything to the contrary contained in this Lease, if for any reason whatsoever, Landlord cannot deliver possession of all or any portion of the Demised Premises as required in this Lease to Tenant on the estimated occupancy date of September 15, 1994, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damages resulting therefrom, except as expressly provided in this Section 3.2 (c). In the event of such delay, provided such delay is not caused by any Tenant Delay, the start of Tenant's Fixed Rent shall be postponed on a day for day basis, for each day of such delay. In addition, if such delay continues beyond a period of four (4) months beyond such September 15, 1994 estimated occupancy date (i.e., beyond January 15, 1995) then Tenant shall have the right to cancel this Lease by written notice to Landlord given before January 25, 1995, time being of the essence. If any part of such delay is caused by any Tenant Delay, the commencement of the Fixed Rent shall occur on the date it would have occurred hereunder had there been no such Tenant Delay, and the estimated occupancy date of September 15, 1994, the outside date of January 15, 1995 and the final cancellation notice date of January 25, 1995 shall each be postponed on a corresponding per diem basis reflecting such Tenant Delay. If Tenant fails to give Landlord such cancellation notice by the aforesaid January 25, 1995 cancellation notice date (as same may be adjusted by any Tenant Delay) said option to cancel shall be null and void.

(d)        When the Commencement Date has been determined in accordance with this Lease, the parties shall, upon the request of either party, execute a written agreement confirming such date, substantially in the form of Exhibit C attached hereto and made a part hereof. Any failure of the parties to execute such agreement shall not affect the validity of the Commencement Date as determined in accordance with this Lease, however.

(e)        Landlord and Tenant agree to cooperate reasonably and in good faith in the scheduling and performance of Landlord's Work and Tenant's Installations; provided, however, that any early access granted by Landlord to Tenant for Tenant's Installations shall only be granted with Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed, and which access, in any event, shall not: (i) interfere with, delay or postpone the Commencement Date or the performance of Landlord's Work; (ii) adversely affect any structural portion or any mechanical/utility systems of the Complex; or (iii) be granted on other than a revocable license basis, and subject to Tenant's compliance with Tenant's insurance and indemnity covenants under this Lease with respect to such access. Landlord shall keep Tenant and/or Tenant's architect generally apprised (in writing, via fax or other means) of the progress of Landlord's Work, and shall further give Tenant notice as soon as Landlord, in its good faith, reasonable judgement, determines that Landlord's Work has progressed to the point that Tenant can have shared access to the Demised Premises for purposes of performing any Tenant's Installations in advance of the Commencement Date. Landlord shall use diligent, good faith efforts to have Landlord's Work substantially completed (as provided in Section 3.2(a) hereof) on or before the estimated occupancy date of September 15, 1994, and to provide Tenant with early access for purposes of performing any Tenant's Installations as soon as is reasonably feasible given the nature and scope of Landlord's Work, but in any event by September 1, 1994. During any such early access, Landlord and Tenant agree to use diligent, good faith efforts to coordinate their respective work and installations so as to avoid causing any delays or interference to the other party.

Section 3.3.	Extension(s).

(a) Provided Tenant is not in default under this Lease at the time same is exercised, Tenant shall have two (2) successive options to extend the initial Lease term demised hereunder (hereinafter in this Section 3.3, the "Original Term") for consecutive 5-year extension periods (each, an "Extension Term"). Such first Extension Term, if exercised, would start on the next day following the last day of the Original Term, and end on the date which is the fifth anniversary of the last day of such Original Term, and such second Extension Term, if exercised, would start on the next day following the last day of the first Extension Term and end on the fifth anniversary thereof. Such extension(s) would be on the same terms and conditions as are set forth in the Lease, except that, during such Extension Term(s): (i) Tenant's annual rate of Fixed Rent shall be as provided in Section 3.3(b) immediately following; (ii) there shall be no free Fixed Rent periods; (iii) there shall be no fit-up or construction or other work or concessions relating to preparing the Demised Premises for Tenant's occupancy; and (iv) there shall be no further option(s) to extend. The exercise of such option(s) to extend the Original Term must be accomplished as follows: not later than the date which is twelve (12) months prior to the last day of the Original Term (time being of the essence) or twelve (12) months prior to the last day of the first Extension Term (time being of the essence), as applicable, Tenant, if it wishes to exercise such option, must clearly, irrevocably and unconditionally notify Landlord in writing that Tenant elects to extend for such 5-year Extension Term, or be deemed to have waived Tenant's option(s) to extend. Notwithstanding anything to the contrary contained in this Lease: (A) Tenant's option(s) to extend shall apply only with respect to the entire Demised Premises as then constituted, and not to a portion or portions of the Demised Premises as then constituted; (B) if Tenant fails to properly and timely exercise its option(s) to extend hereunder, said option(s) shall be null and void; (C) Tenant's option(s) to extend shall be personal to the Tenant named herein or to such named Tenant's Affiliate only, and shall not be transferred or assigned to any other party (except as otherwise may be expressly permitted under this Lease); and (D) Tenant must be in occupancy of all of the Demised Premises, as then constituted under this Lease, at the time of Tenant's exercise of such option(s).

(b) The annual Fixed Rent for the Extension Term(s) provided above shall be one hundred percent (100%) of the annual "Fair Rental Value of the Demised Premises" determined as follows: Upon Landlord's receipt of Tenant's timely notice of Tenant's election to extend and commencing on the start of the calendar month which is twelve (12) months before the end of the Original Term (or the first Extension Term, as applicable), Landlord and Tenant shall have a period of fifteen (15) days within which to enter a written agreement fixing the annual Fixed Rent at the annual Fair Rental Value of the Demised Premises as of the Expiration Date (or as of the expiration of the first Extension Term, as applicable), which shall be based on the annual fair rental value for comparable, first-class commercial office space in the Complex (or, if no such comparable space exists in the Complex, then at comparable, first-class commercial office buildings in the Fairfield County, Connecticut, area), as of such applicable date (taking into account reasonable free rent and reasonable work allowance concessions then customarily granted for similar transactions). If the parties agree in writing to the Fair Rental Value for the Demised Premises for the Extension Term within such fifteen (15) day period, then the Fixed Rent for the applicable Extension Term shall be governed by such agreement. If the parties are unable to so agree on the Fixed Rent for the applicable Extension Term, then such figure shall be determined as follows: Each party shall, within fifteen (15) days after the expiration of such fifteen (15) day period, appoint a reputable, independent, MAI appraiser or a reputable, independent commercial real estate consultant, which, as to any such selected party has had not less than ten (10) years' experience appraising and/or leasing comparable, first-class commercial properties in the Fairfield County, Connecticut, area (an "appraiser"). On the failure of either party to appoint such an appraiser within such fifteen (15) day period, the person appointed as an appraiser shall appoint an appraiser to represent the party who has not so appointed an appraiser. The two (2) appraisers appointed in either manner above provided shall then proceed to act to determine such figure equaling the annual Fair Rental Value of the Demised Premises as of the such applicable date (taking into account reasonable free rent and reasonable work allowance concessions then customarily granted for similar transactions), in accordance with the above definition. In the event of their inability to reach an agreement between them within ten (10) days, they shall, within ten (10) days, appoint a third similarly reputable, independent qualified appraiser who has had not less than ten (10) years' experience appraising comparable, first-class commercial properties in the Fairfield County, Connecticut, area. If the three (3) appraisers are then unable to reach an agreement within ten (10) days thereafter, the decision of a majority of them shall determine such figure equaling such Fair Rental Value of the Demised Premises, in accordance with the above definition (which majority decision shall be made by the third appraiser picking one of the two such originally submitted figures). The final decision of the appraisers shall be delivered to the parties in writing not later than nine (9) and one-half (1/2) months before the expiration of the Original Term, or the first Extension Term, as applicable (the "Decision Date"), time being of the essence. Landlord and Tenant agree to each pay one-half (1/2) of the expenses and reasonable fees of the appraisers and to be bound by their final decision; provided, however, that Tenant shall have the option to cancel its extension election by written notice to Landlord given within fifteen (15) days after the rendering of such final decision, time being of the essence, with Tenant's failure to give such written cancellation notice within said fifteen (15) day-period rendering such cancellation option null and void.

(c) If for any reason by the commencement of the applicable Extension Term, the Fixed Rent for such period shall not have been finally determined, Tenant shall, until such determination, continue to pay the Fixed Rent at the then current rate payable during the Original Term hereof. Upon such final determination, Tenant shall thereafter pay the Fixed Rent at a rate which is based upon the Fixed Rent for the applicable Extension Term as so determined and shall pay Landlord the balance, if any, which shall be owing for the period preceding such determination. Whenever the Fixed Rent for the applicable Extension Term shall have been determined, the parties hereto, on request of either of them, shall enter into a stipulation with respect to the amount of the Fixed Rent for the applicable Extension Term. In the event Tenant possesses or occupies all or any part of the Demised Premises after the Expiration Date, or the first Extension Term, as applicable without properly exercising its option to extend, Tenant shall be deemed to be "holding over" under Article 18 of this Lease, and Tenant shall be liable to Landlord under the terms and conditions of said Article 18.

Section 3.4.     Right of First Offer. Following the Landlord's completed initial lease-up of Building 300 and the expiration or sooner termination of any leases, extensions or options granted in connection therewith, unless this Lease is sooner terminated, Tenant shall have a right of first offer (the "Right of First Offer") to lease the remaining, vacant space on the first floor of Building 300 not originally leased to Tenant under this Lease (which remaining space is outlined in Exhibit A-2 hereto and is hereafter referred to as the "Option Space"), subject to the following terms and conditions:

(a) If such Option Space is available for leasing to the general public, and Landlord desires to lease same, before offering to lease the Option Space to any third party, Landlord shall deliver a written notice to Tenant specifying the terms and conditions of Landlord's proposed leasing of such Option Space, which terms and conditions shall be determined by Landlord in its sole discretion.

(b) Tenant shall thereafter have five (5) Business Days in which to accept (on the same terms and conditions as Landlord's offer) or reject such offer, pursuant to a written notice delivered to Landlord, within such period, time being of the essence, with Tenant's rejection or failure to so accept such offer within such five (5) Business Day period being deemed a waiver of its Right of First Offer, notwithstanding any principles of law or equity to the contrary.

(c) If Tenant rejects such offer or fails to accept the same as herein required within such five (5) Business Day period, then Landlord shall be free to lease the Option Space to any party on whatever terms and conditions Landlord desires, provided, however, that the average Annual Fixed Rent rate to such party (taking into account any free rent, work allowance or other offered concessions), is not less than ninety percent (90%) of that offered to Tenant in Landlord's offer.

(d) If Tenant validly exercises the Right of First Offer as provided herein, Tenant shall lease such Option Space on the terms and conditions stipulated in such offer, but otherwise on the terms and conditions as are applicable under this Lease, and the parties shall, at Landlord's request, execute and deliver an amendment to this Lease adding the Option Space to the Demised Premises, or a new lease for such Option Space, or such other documentation as Landlord reasonably requires in order to confirm the leasing of such Option Space to Tenant, but an otherwise valid exercise of the Right of First Offer contained herein shall be fully effective, whether or not such confirmatory documentation is executed and delivered.

(e) Notwithstanding anything to the contrary contained in this Lease, Tenant's Right of First Offer is subject to all of the following conditions: (A) as of the date of Landlord's offer (and as of the date of Tenant's acceptance of Landlord's offer), this Lease must be in full force and effect and Tenant must not be in default of its obligations under this Lease; (B) as of the date of Landlord's offer, Tenant must be in occupancy of all of the Demised Premises as originally demised under this Lease; (C) such Right of First Offer shall apply only during the period(s) set forth herein, and then only with respect to the entire (or, if applicable, those portions of the) Option Space as offered by Landlord, and may not be exercised with respect to portion(s) not so offered; (D) such Right of First Offer is personal to the Tenant named herein or any Affiliate of such named Tenant only, and may not be transferred or assigned to any other party under any circumstances whatsoever (except as otherwise may be expressly permitted under this Lease); and (E) such Right of First Offer shall be effective following Landlord's completed initial lease-up of Building 300 and the expiration or sooner termination of any leases, extensions or options granted in connection therewith, and shall continue only until the earlier of (1) Tenant fails or declines to timely exercise its Right of First Offer as provided herein, or (2) the date this Lease is sooner terminated pursuant to it terms, at which time such Right of First Offer shall thereupon and thereafter be null and void.

ARTICLE 4.	RENT

Section 4.1.         Fixed Rent. Tenant agrees to pay to Landlord, at the address set forth in Article 1, or at such other place designated by Landlord pursuant to written notice, without any prior demand or notice and without any deduction or setoff whatsoever, the Annual Fixed Rent as required in this Lease (and which, for the Demised Premises as originally constituted, is set forth in Article 1), which shall be due and payable in monthly installments, each installment, with respect to the Demised Premises as originally constituted, equal to the Monthly Fixed Rent as set forth in said Article 1. The Monthly Fixed Rent shall be paid in lawful currency of the United States of America, in advance, on the first day of each calendar month during the Term. Any Monthly Fixed Rent for any partial calendar months during the Term shall be prorated on a per diem basis (for a three hundred sixty (360) day year) to reflect such partial calendar months.

Notwithstanding the foregoing, provided Tenant is not in default under this Lease during the time(s) same apply, Tenant shall be entitled to the first ninety (90) days following the Commencement Date of free Fixed Rent; provided however, in no event shall such free Fixed Rent period affect Tenant's other Lease obligations (including, without limitation, Tenant's obligations to pay any applicable Additional Rent hereunder).

Section 4.2.         Additional Rent. Additional Rent hereunder shall be due and payable within ten (10) days after Landlord gives written notice and demand for payment, except as otherwise specifically set forth in this Lease. Payment will be made in the same manner as the Fixed Rent. Landlord shall have the same rights against Tenant for the default in payment of Additional Rent as for a default in the payment of the Fixed Rent.

Section 4.3.         Past Due Rent. If Tenant fails to pay any Rent within seven (7) days of when such Rent is due, Tenant agrees to pay, as Additional Rent, a late charge, on each overdue Rent payment, equal to three percent (3%) of the overdue payment plus interest, at the Base Rate, from the due date of such Rent to the date when such Rent is received by Landlord. Tenant agrees that such late charges and interest are not penalties, but are reasonable amounts intended to reimburse Landlord for the loss of the use of the money and the additional administrative, bookkeeping and collection costs resulting from late payments.

Section 4.4.          Security Deposit; Letter of Credit. Tenant shall deposit, with Landlord, upon signing this Lease, a Letter of Credit in the form of Exhibit D, issued from a reputable, commercial banking institution reasonably acceptable to Landlord, as security for Tenant's payment of the Rent and Tenant's faithful performance of its obligations under this Lease. If at any time during the Term, Tenant defaults in the performance of any provisions of this Lease, Landlord may, but shall not be required, to use, apply or draw down such Letter of Credit (and any monies theretofore paid by Tenant to Landlord, whether as advanced Rent or otherwise), or so much thereof as necessary, to pay any Rent in default, or to reimburse any expense or damages incurred by Landlord by reason of Tenant's default. . In either such event, Tenant shall, on written demand of Landlord, immediately remit to Landlord a sufficient amount in cash to restore the full amount of Landlord's security hereunder to the then applicable balance required by Exhibit D of this Lease. Within sixty (60) days after the end of the third Lease Year, and in the event such Letter of Credit has not been entirely utilized as provided above, Landlord will return such Letter of Credit to Tenant. Landlord will deliver the Letter of Credit to the purchaser of Landlord's interest in the Demised Premises in the event such interest is sold, and at that time Landlord will be discharged from further liability with respect to the Letter of Credit (or, if such Letter of Credit cannot be assigned, Landlord shall return same to Tenant and Tenant shall thereupon reissue a replacement Letter of Credit in favor of Landlord's designated transferee). Notwithstanding the provisions of this Section, if the claims of the Landlord exceed the Letter of Credit, Tenant will remain liable for the balance of such claims. The Letter of Credit required hereunder shall expire on December 30, 1997, or be automatically renewable on an annual basis to such date as provided in Exhibit D.

Section 4.5.         No Rent Waiver. In no event shall any acceptance by Landlord of any late payments of Fixed Rent or Additional Rent be determined to be a consent by Landlord to any future late payments of Fixed Rent or Additional Rent, nor shall such acceptance constitute a waiver by Landlord of any of its rights or remedies under this Lease or at law or in equity. If any check tendered by Tenant, for any payment due, shall be dishonored by the payor bank, Tenant shall pay Landlord, without prejudice to any of Landlord's other rights and remedies, in compensation for the additional administrative, bookkeeping and collection expenses incurred by reason of such dishonored check, the sum of $100.00. If, during any Lease Year, two (2) or more checks tendered by Tenant, for any payment due, shall be dishonored by the payor bank, due to fault of Tenant, all future payments by Tenant of Fixed Rent or Additional Rent shall be made by a certified or official bank check drawn on banks having a banking office in the New York metropolitan area, or, if Landlord requests, by Federal Reserve funds wired into Landlord's account. The receipt or acceptance by Landlord of any Rent with knowledge of any breach by Tenant of any term, agreement, covenant, condition or obligation of this Lease shall not be deemed a waiver of such breach.

Section 4.6.          Rent Restrictions. If any Rent shall be or become uncollectable, reduced or required to be refunded by virtue of any Applicable Law (in the nature of a rent freeze or rent restriction), Tenant shall enter into such agreement(s) and take such other action (without Tenant charging Landlord), as Landlord may reasonably request, and as may be legally permissible, to permit Landlord to collect the maximum amount of Fixed Rent and Additional Rent which may from time to time during the continuance of such legal rent restriction be legally permissible, but not in excess of the amounts of Fixed Rent or Additional Rent payable under this Lease. Upon the termination of such rent restriction prior to the Expiration Date, (a) the Fixed Rent and Additional Rent shall become and thereafter be payable under this Lease in the amount of the Fixed Rent and Additional Rent set forth in this Lease for the period following such termination, and (b) Tenant shall pay to Landlord, to the maximum extent legally permissible, an amount equal to (i) the Fixed Rent and Additional Rent which would have been payable pursuant to this Lease, but for such legal rent restriction, less (ii) the Fixed Rent and Additional Rent paid by Tenant during the period that such legal rent restriction was in effect.

Section 4.7.         No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Rent or Additional Rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance or pursue any other remedy in this Lease or at law or in equity.

ARTICLE 5.	TENANT'S SHARE OF INCREASES IN OPERATING EXPENSES AND REAL ESTATE TAXES

Section 5.1.         Operating Expenses and Real Estate Taxes. In addition to the Fixed Rent and other amounts due and payable by Tenant pursuant to this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of the increases in Operating Expenses and Real Estate Taxes above the stated base periods and amounts (extrapolated to reflect 95% occupancy), subject to and in accordance with this Article 5.

Section 5.2.         Definitions. As used in this Article 5, the following definitions shall apply:

(a)        "Tenant's Share" shall mean a fraction, the numerator of which is the Rentable Square Feet of the Demised Premises from time to time, and the denominator of which is the greater of (i) ninety-five percent (95%) of the Rentable Square Feet of the Complex; or (ii) the Rentable Square Feet of the Complex actually leased to tenants from time to time.

(b)        "Base Tax Year" shall mean the year commencing July 1, 1994, and ending June 30, 1995;

(c)        "Tax Year" shall mean the then current fiscal year (in which any part of the Term shall fall), and which, the Town of Westport, Connecticut uses for tax purposes, which fiscal period currently begins on July 1 and ends on June 30;

(d)	"Base Operating Year" shall mean the 1994 calendar year;

(e)        "Operating Year" shall mean each calendar year in which any part of the Term shall fall;

(f)        "Insurance Expense" shall mean all costs or expenses incurred by Landlord for insurance premiums relating to the Complex or the Demised Premises which shall include, without limitation, the following insurance coverages: (i) "all risk" casualty and extended coverage; (ii) comprehensive general public liability insurance; (iii) rental interruption insurance; and (iv) such other insurance as may be carried from time to time by reasonable commercial landlords of comparable first-class office complexes in Fairfield County, Connecticut;

(g)        "Operating Expenses" shall mean the total of all operating expenses and costs for operating the Complex incurred or borne by Landlord and allocable to any part of the Term, in connection with the operation, maintenance, repair, replacement, preservation, security and protection of the Building and the Complex, including, without limitation, the following:

(i)         The cost of operation, maintenance and repair of the Complex and the services provided tenants therein;

(ii)	The cost of Complex supplies;

(iii)         Costs incurred in connection with the use of all energy sources for the Complex, including, without limitation, propane, butane, natural gas, steam, electricity, solar energy and fuel oil (but not including those amounts paid directly to Landlord by Tenant pursuant to this Lease or by other tenants of the Complex pursuant to their leases);

(iv)         The costs of water and sewer service, janitorial services, security, general maintenance and repairs of the Complex, including, without limitation, HVAC systems and structural and non-structural components of the Complex;

(v)         Landscaping, operation, maintenance and repair of the Common Areas and the exterior parking lots and the garages, including, without limitation, the repaving and restriping of such parking lots and garages;

(vi)         Labor costs incurred for employees of Landlord and the Managing Agent in the operation and maintenance of the Complex, provided that any such costs are usual and customary for the Fairfield County, Connecticut, area for similar employees at similar properties. Labor costs shall include, without limitation, wages, uniforms, payroll taxes, payroll, incentive pay, fringe benefits and welfare, medical, dental and surgical benefits;

(vii)         Costs to Landlord and the Managing Agent for worker's compensation and disability insurance covering employees and workers employed by Landlord or the Managing Agent at the Complex;

(viii)         Professional management fees and legal, accounting, inspection and consultation fees (such management fees to include the Managing Agent's overhead and administrative fees, to the extent same are reasonable and properly allocable to the Complex);

(ix)          Any costs incurred by Landlord for any capital expenditures, capital improvements, other modifications or repairs, to any parts of the Complex, which are required by Applicable Law, or which Landlord reasonably estimates will reduce the Operating Expenses (taking into account the cost(s) and amortization of the item(s) in question), provided, however, that the costs for any item in this clause (ix) shall: (a) at Landlord's discretion, be either (1) expensed, or (2) amortized over the maximum useful life of such item, in accordance with sound commercial property management practices and industry standards, provided such item costs $55,000.00 or less; or (b) be amortized over the maximum useful life of such item, in accordance with sound commercial property management practices and industry standards, provided such item costs more than $55,000.00;

(x)         Any costs incurred by Landlord for the Landlord Services, as provided in Exhibit F hereto;

(xi)         Any costs incurred by Landlord for security services and protective measures for the Building or the Complex;

(xii)         Any costs incurred for Complex-standard, refuse collection and removal (including, without limitation, routine refuse services for any cafeteria and dining/kitchen facilities in the Complex); and

(xiii)         Any costs incurred in connection with any Complex-standard, food service and/or exercise facilities, as may be provided to the tenants of the Complex; and

(xiv)	The Insurance Expense.

The following items shall not be regarded as Operating Expenses:

(A)       All leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with prospective lease negotiations with tenants or other occupants or prospective tenants or prospective occupants of the Complex;

(B)        Costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or redecorating interior tenant space;

(C)       Expenses incurred in connection with special or unusual services of a type which are not generally required to be provided to Tenant or other tenants of the Complex, but which are provided to another tenant or occupant;

(D)       Principal and interest payments on debt, mortgages or deeds of trust;

(E)        Rent or other payments due on any lease(s) or other document(s) through which Landlord's Estate is derived;

(F)        All items and services for which Tenant reimburses Landlord under other provisions of this Lease or pays to third parties on behalf of Landlord; and

(G)       Repair or restoration work occasioned by fire or other casualty or by the exercise of the right of eminent domain and which are covered by Landlord's insurance (except with respect to deductibles agreed to and accepted by Landlord to lower the Insurance Expense, which deductibles shall be included in Operating Expenses);

(H)      The costs or any amortization of any capital expenditures, capital improvements or other capital items, except as specifically permitted in Section 5.2 (g) (ix) hereof; and

(I)        All interest or penalties incurred as a result of Landlord's failure to pay any costs when due and payable.

(h)        "Operating Expense Statement" shall mean a statement, certified by Landlord (or Landlord's Chief Financial Officer) or the Managing Agent, setting forth the Operating Expense Payment due and payable by Tenant and showing a reasonably detailed breakdown of the Operating Expenses;

(i)        " Real Estate Taxes" shall mean the aggregate amount of all real estate taxes, water and sewer use charges, and any general or special assessments, imposed by municipal, governmental or quasi-governmental (including, without limitation, any district created by any applicable ordinance, law or statute) authorities upon the Complex or any part(s) of the Complex, whether foreseen or unforeseen, allocable to any part of the Term. Real Estate Taxes shall include, without limitation, any municipal or governmental (including, without limitation, in the manner in which such taxes and assessments are imposed any district created by any applicable ordinance, law or statute) assessments for public benefits to the Complex, which assessments, if payable in installments, will be deemed payable in the maximum number of permissible installments. All reasonable expenses, including, without limitation, reasonable attorneys' fees and disbursements and experts' and other witnesses' fees, incurred in contesting the validity or amount of any Real Estate Taxes (or in obtaining a refund of any Real Estate Taxes), will be considered as part of the Real Estate Taxes for the Tax Year in which such expenses are incurred. Real Estate Taxes shall also include (i) any income tax or sales tax or use tax imposed on the rents from real property, and (ii) all taxes and other charges which would reasonably be deemed to be a replacement of, substitution for, supplement to and/or modification of Real Estate Taxes (or any components of Real Estate Taxes) as existing as of the date of this Lease.

(j)        "Projected Operating Expense Escalation" shall mean Landlord's estimate of the amount by which Operating Expenses for the Operating Year, then about to ensue, will exceed Operating Expenses for the Base Operating Year.

Section 5.3.	Tax Payments.

(a)        Commencing on July 1, 1995, and on the first day of each month thereafter during the Term, in addition to the Fixed Rent payable during the Term of this Lease, Tenant shall pay, without notice, and as Additional Rent, one-twelfth (1/12th) of Tenant's Share of the Real Estate Taxes, for each Tax Year or part thereof occurring after the Base Tax Year during the Term, in excess of the Real Estate Taxes due in the Base Tax Year (collectively, "Tenant's Tax Payments"), subject, however, to Sections 5.3 (b) and (d) hereof.

(b)         On each June 1, throughout the Term, or, if later, within sixty (60) days after the date Landlord receives the information with respect thereto, Landlord will give

Tenant notice of Tenant's Share of the Real Estate Taxes for the ensuing Tax Year in excess of the Real Estate Taxes due in the Base Tax Year, subject, however, to this Section 5.3 (b) and Section 5.3 (d) hereof. In the event that, on any such June 1, the Real Estate Taxes for the ensuing Tax Year are not known, Landlord shall be required only to give notice with reasonable promptness after same are known, and Tenant will continue to pay on the basis of the preceding Tax Year's payments until the month next following the date such Landlord's notice is given, whereupon Tenant shall forthwith pay to Landlord the difference between the revised Tenant's Share of the Real Estate Taxes for the then current Tax Year and the amounts thus far paid by Tenant on account of said current Tax Year, and thereafter Tenant will make payments in accordance with such new notice, until the next adjustment made pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Article 5, in no event shall Real Estate Taxes for any Tax Year under this Lease be deemed to be less than the Real Estate Taxes for the Base Tax Year.

(c)        If the Term ends on a day other than the last day of a Tax Year, the amount of Real Estate Taxes payable by Tenant with respect to the Tax Year in which such end shall occur will be prorated on the basis which the number of days of the Term included in such Tax Year bears to three hundred sixty (360). In the event of any increase in the space comprising the Demised Premises (as may be provided in this Lease), then, in each such event, in applying the provisions of this Section 5.3 with respect to any Tax Year in which such event shall have occurred, and with respect to Tax Years thereafter, adjustments shall be made to reflect the change in Tenant's Share on a basis consistent with the principles underlying the provisions of this Section 5.3, taking into consideration the change in Tenant's Share as aforesaid.

(d)       If during the Term Landlord receives a refund of Real Estate Taxes, to the extent such refund is allocable to a period during which Tenant has timely made Tenant's Tax Payments under this Lease, Tenant shall be entitled to receive Tenant's Share of the net excess, if any, of such allocated portion of such refund, over and above those reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred by Landlord and/or Landlord's agents in connection with contesting such Real Estate Taxes and/or obtaining such refund. Notwithstanding the foregoing, in no event shall Tenant be entitled to receive any refund payments hereunder (i) in excess of the aggregate of Tenant's Tax Payments made during the period attributable to such refund payment; (ii) attributable to any vacancy of the Complex; or (iii) allocable to any periods during which Tenant has not complied with its Lease obligations. If any such refund payment shall be due and owing from Landlord to Tenant hereunder upon the expiration or termination of the Term, such amount shall be refunded to Tenant (along with any applicable Operating Expense refunds made to Tenant pursuant to Section 5.4 (c) hereof), and such refund obligation shall survive the end of the Term.

Section 5.4.	Operating Expense Payments.

(a)         Commencing on January 1, 1995, and for each annual period thereafter during the Term, in addition to the Fixed Rent and any other Additional Rent payable under this Lease, Tenant shall pay, without notice, and as Additional Rent, Tenant's Share of the

Operating Expenses for each Operating Year in excess of the Operating Expenses incurred in the Base Operating Year (collectively sometimes herein, "Tenant's Operating Expense Payments").

(b)        On or before December 1, 1994, and on or about the first day of each December thereafter during the Term, Landlord will give Tenant written notice of the Projected Operating Expense Escalation for the ensuing Operating Year. On the first day of each month during the ensuing Operating Year, Tenant will pay Landlord, without notice, and as Additional Rent, one-twelfth (1/12th) of Tenant's Share of the Projected Operating Expense Escalation; however, if such a notice is not given in December, Tenant will continue to pay on the basis of the preceding Operating Year's estimate until the month next following the date such notice is given, whereupon Tenant shall forthwith pay to Landlord the difference between the revised estimate of Tenant's Share of the Projected Operating Expense Escalation for the then current Operating Year and the amounts thus far paid by Tenant during said Operating Year, and thereafter Tenant shall make payments in accordance with the new Projected Operating Expense Escalation.

(c)        Not later than one hundred twenty (120) days after the expiration of any Operating Year, Landlord shall furnish Tenant with an Operating Expense Statement for such Operating Year. Within ten (10) days after receipt of the Operating Expense Statement, Tenant shall pay any amount due, to Landlord, as Additional Rent, less those amounts paid by Tenant pursuant to Section 5.4(b), or Landlord shall credit any amount overpaid by Tenant to Tenant's future Operating Expense Payments, unless such overpayment occurred during the last Operating Year of the Term, in which case Landlord shall promptly refund such overpayment to Tenant after the Operating Expenses for such last Operating Year are known, and such obligation shall survive the end of the Term.

(d)        Every Operating Expense Statement given by Landlord pursuant to this Section 5.4 shall be conclusive and binding upon Tenant, unless, within sixty (60) days after the receipt of such Operating Expense Statement, time being of the essence, Tenant shall notify Landlord that it disputes the correctness thereof. During the six (6) month period following Tenant's receipt of an Operating Expense Statement, Tenant and Tenant's accountant shall be given reasonable access, at Tenant's expense, during Normal Business Hours (but excluding Saturdays), upon at least ten (10) Business Days' notice, to those books and records of Landlord and the Managing Agent reasonably necessary for the purpose of verifying the Operating Expenses set forth on the Operating Expense Statement. Pending the determination of such dispute, as aforesaid, Tenant shall, within ten (10) days after receipt of the Operating Expense Statement, pay Additional Rent in accordance with the Operating Expense Statement, and such payment shall be without prejudice to Tenant's position. If it shall be determined, by virtue of the disputed Operating Expense Statement, that Tenant has overpaid Landlord, Landlord shall forthwith pay Tenant the overpaid amount resulting from Tenant's compliance with Landlord's Operating Expense Statement.

(e)         If the Term ends on a day other than the last day of an Operating Year, the amount of the payments pursuant to this Section 5.4 with respect to the Operating Year in which such end shall occur will be prorated on the basis which the number of days of the Term included in such Operating Year bears to three hundred sixty (360). In the event of any increase in the space comprising the Demised Premises (as may be provided in this Lease), then, in each such event, in applying the provisions of this Section 5.4 with respect to any for any Operating Year in which such event shall have occurred and Operating Years thereafter, adjustments shall be made to reflect the occurrence of a change in Tenant's Share, taking into account the date upon which same occurred.

Section 5.5.         Occupancy Adjustments. Notwithstanding anything to the contrary contained in this Article 5, in the event that, on average, fewer or greater than ninety-five percent (95%) of the Rentable Square Feet of the Complex are occupied on average during any Operating Year or Tax Year, as reasonably determined by Landlord, an adjustment shall be made, in computing the Operating Expenses and Real Estate Taxes for such Operating Year or Tax Year, so that the Operating Expenses and/or Real Estate Taxes shall be computed and payable as though ninety-five percent (95%) of the Rentable Square Feet of the Complex had been occupied throughout such Operating Year and/or Tax Year.

Section 5.6.         Change(s) of Fiscal Year. Notwithstanding anything to the contrary contained in this Article 5, Landlord, at Landlord's option, may, from time to time, calculate and bill Tenant's Operating Expense Payments on a fiscal year basis rather than on a calendar year basis, provided that equitable adjustments are made such that Tenant shall not be subject to duplicate charges or charges which are not otherwise properly allocable to the periods for which Tenant is obligated to make its Operating Expense Payments under this Article 5. If such a change is made, the definition herein of "Operating Year" shall be changed to correspond with such fiscal year, but the amount of Operating Expenses calculated for the First Operating Year shall remain unchanged.

Section 5.7.     Initial Abatement. Notwithstanding anything to the contrary contained in this Article 5, provided Tenant is not in default of any of its Lease obligations during the first Lease Year, there shall be no Tenant's Tax Payments or Tenant's Operating Expense Payments due or payable for such first Lease Year.

ARTICLE 6.	CONDITION OF DEMISED PREMISES

Section 6.1.         Condition of Demised Premises. Tenant acknowledges that it has had an opportunity to inspect the Demised Premises, and hereby accepts the Demised Premises in their "as is" condition, subject only to any Landlord's Work to be performed hereunder. Tenant relies on no warranties or representations, express or implied, of Landlord or any agent or other party associated with Landlord, as to the nature, condition or repair of the Demised Premises or the Complex, except as otherwise expressly provided in this Lease.

ARTICLE 7.	USE OF DEMISED PREMISES

Section 7.1.         Use of Demised Premises. Tenant shall use the Demised Premises only for the purposes set forth in Article 1 and for no other use or purpose without the prior written consent of Landlord in each instance.

Section 7.2.	Compliance with Laws and Requirements of Public Authorities.

(a)        At all times during the Term, Tenant shall not use the Demised Premises, or cause or permit anything to be done in or about the Demised Premises, which results in the committing of waste or which interferes with the other tenants or occupants in the Complex, or with the operation or maintenance of the Complex. Tenant, at its sole cost and expense, shall comply with all Applicable Law with respect to the Demised Premises, excluding Landlord's compliance and/or repair obligations as required under this Lease. Landlord shall comply with all Applicable Law (i) governing Landlord's Work, and (ii) generally applicable to the Complex provided that, with respect to this subsection (ii), the need for such compliance is not the consequence of Tenant's negligence, Tenant's Improvements or business operations, or Tenant's (or Tenant's agents', employees', contractors', subtenants' or assigns') actions or omissions.

(b)        Tenant agrees that it shall not keep, use, sell or offer for sale, in, upon or about the Demised Premises, any article which may be prohibited by the fire, boiler and/or casualty insurance policies with extended coverage then in effect for the Complex, or use, occupy or improve the Demised Premises in any way that causes an increase in such insurance premiums, above the rate for executive or general office occupancy of the Demised Premises, charged to Landlord as a consequence of Tenant's use. Tenant agrees to pay any increase in insurance premiums as may be charged during the Term resulting from the type or manner of business conducted by Tenant in the Demised Premises (other than executive and general office usage), whether or not Landlord has consented to that usage, or resulting from Improvements above the levels which would customarily be found for normal executive and general office use in Fairfield County, Connecticut. In determining whether increased premiums are the result of a change in Tenant's use of the Demised Premises, a schedule issued by the organization setting the increased insurance rate and showing the various components of such rate shall be conclusive evidence of the several items and charges which make up the insurance rate.

(c)        The judgment of any court of competent jurisdiction or the admission of either party hereto (regardless of whether the other party is a party to the legal action), that such party has (and the other party has not) violated any law or requirement of public authorities affecting the Complex or the Demised Premises shall be conclusive of such violation as to the parties.

(d)        Landlord and Tenant covenant to each other, respectively, that they shall not use, store or dispose or permit the usage, storage or disposal of any hazardous or toxic materials or environmentally harmful substances on or within the Demised Premises or the Complex, except for the normal and routine use of lawful cleaning solutions and other lawful, routine products normally used in a business office or office complex. Notwithstanding anything to the contrary contained in this Lease, any Tenant violations of the immediately preceding covenant shall, at Landlord's option, be deemed a material breach or an event of default of Tenant's Lease obligations. Tenant's indemnity in Article 11 hereof shall cover, among other things, any violations of Tenant's aforementioned covenant.

(e)        Tenant shall not cause or permit any noise, odors and/or vibrations, on or within the Demised Premises or the Complex, which interfere with any other tenants, occupants or neighbors of the Complex.

(f)        If the Demised Premises become infested with insects or vermin (or a reasonable threat of such infestation exists) as a consequence of Tenant's manner of use of the Demised Premises, Tenant, at its sole cost and expense, shall cause such infestation to be exterminated, from time to time, to the satisfaction of Landlord, and shall employ such exterminators therefor as shall be reasonably approved by Landlord.

(g)        Tenant shall place no unusually heavy loads, including, without limitation, heavy furniture, equipment or safes on any floor of the Demised Premises in excess of fifty (50) pounds per square foot live load, and twenty (20) pounds per square foot for partitioning. Tenant shall notify Landlord of Tenant's intent to place any loads on any floor of the Demised Premises which may exceed said limitation. Landlord retains the right to prescribe the weight and proper position of heavy loads in the Demised Premises. All damage done to the Complex by taking in or out such heavy furniture, equipment or safes or any damage done to the Complex while any of said property shall be therein, shall be made good and paid for by Tenant promptly following Landlord's request for same. Should any floor(s) of the Demised Premises reasonably require reinforcement in order to support any heavy load(s) to be placed upon them, Tenant will reinforce said floors, at Landlord's election and at Tenant's sole expense, in accordance with all requirements for Tenant's making Improvements, as set forth in this Lease.

(h)        Tenant shall not suffer or permit the Demised Premises or any part of the Complex to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein which would in any way:

(i)         in contravention of this Lease, violate any provisions of any grant, lease, sublease or mortgage to which this Lease is subordinate;

(ii)         violate any Applicable Law or valid requirements of public or quasi-public authorities;

(iii)         make void or voidable any fire or liability insurance policy then in force with respect to the Building or the Complex;

(iv)         make unobtainable, or significantly more expensive than normal rates for the coverages involved, from reputable insurance companies authorized to do business in the State of Connecticut, any fire insurance with extended coverage, or liability, elevator, boiler or other insurance required to be furnished by Landlord under the terms of any lease or mortgage to which this Lease is subordinate;

(v)         cause any physical damage to, or reduction in value of, the Building or the Complex or any portion(s) thereof;

(vi)	constitute a public or private nuisance;

(vii)         impair, in the reasonable opinion of the Landlord, the appearance of all or part of the Building or the Complex or the standards of the Complex;

(viii)         result in members of the general public loitering in, on or about the Building or the Complex;

(ix)         discharge objectionable fumes, vapors or odors into the Building air-conditioning system or into Building flues or vents not designed to receive them or otherwise in such manner as may reasonably offend other occupants of the Complex;

(x)         impair or interfere with any of the Building or Complex services or the proper and economic heating, cleaning, air-conditioning or other servicing of the Complex or the Demised Premises, or impair or interfere with the use of any of the other areas of the Complex by, or occasion discomfort, annoyance or inconvenience to, Landlord or any of the other tenants or occupants of the Complex; or

(xi)         cause Tenant to default in any of its other obligations under this Lease.

(i)        The provisions of this Section 7.2, and the application thereof, shall not be deemed to be limited in any way to or by the provisions of any of the other Sections of this Lease or any of the Rules and Regulations referred to in Section 22.3 or Exhibit E hereof, except as therein expressly provided.

(j)        Tenant's use of the Demised Premises for the purposes specified in Article 1 hereof shall not in any event be deemed to include, and Tenant shall not use, or permit the use of, the Demised Premises or any part thereof for:

(i)         sale of, or serving of, any spirituous liquors, wines, ales or beer;

(ii)         sale to the general public, at retail or otherwise, of products or materials kept in the Demised Premises, by vending machines or otherwise, or demonstrations to the general public, except as may be specifically agreed to by Landlord in writing;

(iii)         manufacturing, printing or electronic data processing, except for the operation of normal business office reproducing and printing equipment, business machines and electronic data processing equipment incidental to the conduct of Tenant's business and for Tenant's own requirements at the Demised Premises; provided, however, no such use shall exceed that portion of the mechanical or electrical capabilities of the Building equipment allocable to the Demised Premises;

(iv)         the rendition of medical, dental or other diagnostic or therapeutic services;

(v)	the conduct of a public auction or assembly of any kind;

(vi)         the receipt of money for transmission (except as is incidentally required in the conduct of Tenant's normal business activity);

(vii)         a restaurant, bar, or the sale of confectionery, tobacco, newspapers, magazines, soda, beverages, sandwiches, ice cream, baked goods or similar items, or the preparation, dispensing or consumption of food and beverages in any manner whatsoever, to any person who is not an employee of Tenant included in Tenant's Employee Count from time to time, or a guest of Tenant, or an employee of an independent contractor of Tenant; or

(viii)         an employment agency or recruitment agency, school, college, university or educational institution, whether or not for profit, or any government or subdivision or agency of any government, or any occupancy which involves unreasonable or excessive numbers of visitors to the Complex.

Notwithstanding the foregoing provisions of this Section 7.2(j)(i) through (viii), Tenant may have and use, at its sole cost and expense, a private office utility kitchen and dining area, and an area for employee training classes in approved portions of the Demised Premises, provided such usages are solely for Tenant's employees or guests in connection with, or incidental to, Tenant's business, and provided such usages otherwise comply with all other relevant provisions of this Lease.

(k)        If any governmental or quasi-governmental license or permit shall be required for the proper and lawful conduct of Tenant's business in the Demised Premises or any part thereof (including, without limitation, a Certificate of Occupancy), and if failure to secure such license or permit would in any way affect Landlord, then Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license or permit, but in no event shall failure to procure and maintain same by Tenant affect Tenant's obligations under this Lease. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy for the Demised Premises.

Section 7.3.	Density.

(a)        As used in this Lease, "Tenant's Employee Count" shall mean all persons, whether or not legally classifiable as employees of Tenant (or as employees of anyone occupying through or under Tenant) or as employees of independent contractors of Tenant (or anyone occupying through or under Tenant), who report to the Demised Premises as an "employee" in accordance with the next following sentence. For purposes of this Lease, an "employee" shall be whatever the zoning authorities of the Town of Westport, Connecticut, or court of competent jurisdiction having reviewed the issue, determine, from time to time, as such; but, until such determination is made and known to Landlord and Tenant, an "employee" shall be (i) any person(s) who work(s) in the Demised Premises twenty (20) hours or more per week; and (ii) any person(s) who work(s) less than twenty (20) hours per week in the Demised Premises for three (3) or more consecutive weeks. Upon Landlord's request, Tenant shall promptly provide Landlord with certified statements by an appropriate officer of Tenant accurately reflecting Tenant's Employee Count. Landlord shall have the right, at reasonable times and upon reasonable notice to Tenant, to verify Tenant's compliance with this Section, by inspection, personnel counts or other reasonable means (including, without limitation, security access cards and automobile identification and access measures), and Tenant, at Tenant's sole expense, shall reasonably cooperate with Landlord in such verification process.

(b)        Tenant's Employee Count shall never exceed the levels thereof to which Tenant may be entitled from time to time in accordance with the terms of this Lease. By virtue of Tenant's having rented the Demised Premises as initially constituted under this Lease, Tenant shall be entitled to a Tenant's Employee Count of one hundred twenty-one (121).

(c)        Tenant acknowledges that Tenant's Employee Count shall apply, in the aggregate, to the Demised Premises, and shall not be exceeded, under any circumstances, by Tenant or by any party(ies) holding under Tenant or by Tenant's independent contractors, whether through subletting, assignment, license or otherwise.

(d)        Tenant acknowledges that it is aware of the limitations stipulated by local authorities on the number of personnel that can be employed at the Complex and a copy of the Stipulation setting forth such limitation is attached to this Lease as Exhibit H.

(e)        Tenant acknowledges that any failure by Tenant (or those holding under Tenant) to comply strictly with this Article 7, with respect to the Demised Premises, shall, at Landlord's option, be deemed a material breach and/or an event of default by Tenant under this Lease, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all losses, claims, liabilities, damages (including consequential damages), costs and expenses arising in connection with such non-compliance.

(f)        Notwithstanding anything to the contrary contained in this Lease, if Landlord receives pursuant to final settlement or other final determination, any increased density allowance allocable to the Complex, above and beyond that which currently exists pursuant to Applicable Law (i.e., currently 1,100 employees and 1,100 parking spaces allocable to the Complex), then Landlord shall provide to Tenant Tenant's pro rata share of such increased density allocation, at no separate charge, provided, however, that Tenant pays its pro rata share of any reasonable costs and expenses which Landlord may incur in obtaining said increased density allocation.

(g)        Notwithstanding anything to the contrary contained in this Lease, if Tenant validly exercises the Right of First Offer as provided in this Lease, Tenant's Employee Count shall be appropriately increased, subject to availability, to reflect the density allowance stipulated in Landlord's original offer for such Right of First Offer to Tenant, and if is none is so stipulated, then Tenant's Employee Count, subject to availability, shall be proportionately increased, on a per rentable square foot basis, reflecting the rentable area of the Option Space so rented by Tenant.

ARTICLE 8.	REPAIRS, ALTERATIONS AND MAINTENANCE

Section 8.1.         Care of Demised Premises. Tenant, at its expense, shall take good care of the Demised Premises, including all Improvements, Tenant's Property, the Building's equipment and systems within the Demised Premises, and the partitions, carpets, drapes, ceilings, lights, doors and other interior finish items in the Demised Premises. Tenant shall maintain all the foregoing items as necessary to preserve them in good working order, condition and appearance. In addition, Tenant shall be solely responsible for, and for the cost of, all maintenance, repairs and replacements with respect to any supplemental air-conditioning equipment installed by Tenant to meet its special or non-Normal Business Hours needs.

Section 8.2.         Tenant's Repairs. Excluding the Landlord Services under Exhibit F hereto and Landlord's repair obligations under Section 8.3 hereof, Tenant shall make and be responsible for (a) all maintenance, repairs and replacements within the Demised Premises, as and when needed, to preserve the Demised Premises (including, without limitation, Tenant's Property and all Improvements) in good working order and condition; and (b) the maintenance, repair and replacement of the Building equipment and systems (including, without limitation, the Building's and/or Tenant's HVAC systems, and the Building's roof and structural components), the need for which is actually caused by (i) the performance or existence of any alteration or modification to the Demised Premises made by Tenant or those holding under Tenant, (ii) the installation, use, or operation of Tenant's Property or fixtures, (iii) the moving of Tenant's Property or fixtures in or out of the Building, the Demised Premises or the Complex, or (iv) the negligence of or misuse by Tenant, those holding under Tenant, or Tenant's servants, employees, agents, invitees, or licensees. All repairs shall conform to the provisions of Section 8.4 hereof and shall be at least equal in quality and class to the standards then applicable for the Building as reasonably established by Landlord. If Tenant fails, after ten (10) days' notice by Landlord, to proceed with due diligence to make repairs required to be made by Tenant (except in an emergency, wherein Landlord may proceed immediately, if Tenant does not, immediately after notice, proceed to repair), the required repairs may be made by Landlord at the expense of Tenant, and the expenses of repairs incurred by Landlord shall be reimbursed as Additional Rent immediately after submission of a bill or statement for the repairs.

Section 8.3.         Landlord's Repairs. Landlord, incurring Operating Expenses, shall make all necessary repairs to the Complex, including, without limitation, the Common Areas, the Building and the Complex's garage structures, curtain walls, roof, equipment and systems (including structural repairs and the Building-standard HVAC systems), to keep same in good working order and repair, excluding, however, all repairs which Tenant is obligated to make pursuant to Section 8.2. Tenant shall give Landlord prompt notice of any defective condition known to Tenant of any repair items for which Landlord is responsible, including, without limitation, any plumbing, heating or electrical lines or systems located in, servicing or passing through the Demised Premises, for which Landlord is responsible. Following such notice, Landlord shall remedy the condition with reasonable diligence, subject to Force Majeure, but at the expense of Tenant, if the repairs are necessitated by damage or injury attributable to Tenant or Tenant's subtenants, assignees, servants, agents, employees, contractors, invitees or licensees. Except as otherwise specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value, and no liability on the part of Landlord, by reason of inconvenience, annoyance, interruption or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Building or the Complex. Landlord shall use reasonable efforts to minimize any unreasonable inconvenience, annoyance, interruption or injury to Tenant's business arising from Landlord's repairs under this Section 8.3, but Landlord shall not be required to use overtime labor.

Section 8.4.	Tenant's Alterations.

(a)        Tenant shall make no Improvements, before or during the Term, without Landlord's prior written approval in each instance, and without otherwise complying with all of the terms of this Lease (it being intended by the parties that, in connection with any Improvements, Landlord shall be afforded a period of at least thirty (30) days to review preliminary plans to be furnished by Tenant, and a period of thirty (30) days to review final plans and specifications to be furnished by Tenant). Before making or requesting approval for any Improvements, Tenant must first submit to Landlord all accompanying plans and specifications for such work at least thirty (30) days before such work is due to begin. Landlord shall not be deemed to be unreasonable in withholding its approval to any proposed Improvements, which (without limitation as to other grounds for Landlord withholding approval) (i) affect the appearance of the Demised Premises, Building or Complex when viewed from outside; (ii) may adversely affect either the structure or systems of any part of the Complex or the proper, safe and economical operation of any systems or equipment serving any portions of the Complex; (iii) may adversely affect the value, marketability or operations of any part of the Complex; (iv) may cause any delays of the completion of any fit-up or other construction work affecting the Demised Premises or the Complex; or (v) will require unusual expense to readapt the Demised Premises to normal and customary office use at the end of the Term. Any such construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all Applicable Law. Landlord shall have the right to require Tenant, at Tenant's sole expense, to remove any Improvements prior to the end of the Term, provided Landlord gives notice to Tenant of such removal requirement at least thirty (30) days before the end of the Term. Landlord, at Landlord's election, and upon at least ten (10) days' prior notice to Tenant, may require Tenant to remove, at the end of the Term or otherwise, and at Tenant's sole expense, any Improvements installed in violation of the terms of this Lease. Tenant shall not, in connection with making any Improvements, employ any labor if Tenant's doing so would cause so-called "labor troubles" within the Complex, and Tenant shall require all of the persons employed in connection with making any Improvements to consult Landlord with respect to such matters as the staging of work, the delivery and use of heavy equipment and the use of elevators and loading docks at the Complex. Any Improvements shall be made only by using Landlord's general contractor, provided such contractor charges competitive rates and can perform in accordance with prevailing standards of commercial construction practice as to timing and quality. Tenant shall, at its sole cost and expense, obtain all plans for any Improvements, as well as all permits, approvals and certificates required by any governmental or quasi-governmental bodies, both before initiating, and upon completing, such Improvements as applicable, and Tenant shall deliver promptly duplicates of all such plans (including final "as-built" plans), permits, approvals and certificates to Landlord. Any required zoning approvals obtained in connection therewith shall be coordinated through Landlord and/or the Managing Agent at Tenant's expense. Landlord shall use reasonable, good faith efforts to cooperate with Tenant in Tenant's efforts to obtain any such permits or approvals for any permitted Improvements. Tenant shall pay Landlord, as Additional Rent, Landlord's out-of-pocket expenses, if it is reasonably necessary for Landlord to engage unrelated third parties to review such plans, permits, approvals, certificates or other applicable documents in connection with any Improvements and/or to coordinate the activities of Tenant's contractors and/or to inspect their work. Tenant shall also provide Landlord, promptly after receipt, with copies of all invoices relating to any Improvements. Tenant shall pay, promptly when due, the entire cost of any Improvements performed by Tenant, its agents, employees, or contractors. Tenant agrees to carry, and to cause Tenant's contractors and subcontractors to carry, such worker's compensation, general liability and personal and property damage insurance as Landlord may reasonably require. Certificates evidencing such insurance coverage shall be delivered to Landlord prior to commencing any Improvements. Any increase in any Real Estate Taxes, personal property taxes (whether charged to Landlord based on Tenant's Property or fixtures, or charged directly to Tenant), or insurance above those charges customarily expended in Fairfield County, Connecticut, as a result of Improvements above the levels which would customarily be found for normal and customary executive and general office use in Fairfield County, Connecticut, shall be paid by Tenant.

(b)        All Improvements shall, upon installation, become the property of Landlord, and shall remain upon and be surrendered with the Demised Premises, except as provided in Section 8.4(a) or Section 8.4(c) hereof.

(c)        Nothing in this Section 8.4 shall be construed to give Landlord title to, or to prevent Tenant's removal of, Tenant's Property, but, upon removal of any such Tenant's Property (or other Improvements as may be required by Landlord pursuant to Section 8.4(a) of this Lease), Tenant shall immediately, and at its sole cost and expense, repair and restore the affected area(s) to the condition existing after completion of Landlord's Work, and after completion of all Improvements consented to by Landlord for which Landlord has not given Tenant notice that same must be removed, but prior to installation of the removed item in question, ordinary wear and tear excepted, and Tenant shall repair any damage to the Demised Premises, the Building or the Complex due to such removal.

Section 8.5.          Mechanics' Liens. Tenant shall keep the title to the Building and/or the Complex free and clear of any lien or encumbrance with respect to any work ordered by Tenant in the Demised Premises. Notice is hereby given that Tenant has no right to encumber the title of Landlord, or of any party through whom Landlord's Estate is derived, on account of any work performed or materials supplied at the request of Tenant or of Tenant's employees, agents or contractors. Tenant hereby agrees to indemnify, defend and hold Landlord harmless against any claim, loss, cost, demand and reasonable legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien, or other action of which Tenant has knowledge, and which affects (or purports to affect) the title to the Building or the Complex, and shall fully bond or remove same within thirty (30) days of Tenant's knowledge of same (or, if Landlord or any party through whom Landlord's Estate is derived), has a sale, financing or refinancing then pending with respect to all or a part of the Building and/or the Complex, then within five (5) Business Days), time being of the essence, failing which Landlord may take such action as Landlord deems reasonably necessary to remove the same, and the entire cost of the removal of same shall be immediately due and payable by Tenant to Landlord, together with interest thereon at the Base Rate from the date Landlord makes such payment, as Additional Rent. At least thirty (30) days prior to the commencement of any work by or for Tenant in, on or about all or any part of the Building, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons likely to be supplying labor and materials for the proposed work. The provisions of this Section shall apply to Tenant starting as of the date of this Lease, and shall survive the Term.

ARTICLE 9.	UTILITIES AND BUILDING SERVICES

Section 9.1.	Electricity.

(a)        Landlord shall provide, at Tenant's expense, electrical energy ("energy") to the Demised Premises for Tenant's energy consumption therein. Energy consumption in the Building shall be measured and determined by check meter(s) (as few as practicable) installed by Landlord at Landlord's expense. Starting on the Commencement Date and continuing throughout the Term, Tenant shall pay Landlord directly for the total cost to Landlord of energy (including energy for heating and for any supplementary air-conditioning used, from time to time, by Tenant, but not including energy for the non-supplementary cooling system, chillers, pumps and cooling towers serving the Demised Premises, which energy costs are to be included in Operating Expenses, unless such cooling system, fans, chillers, pumps and cooling towers are connected to Tenant's supplementary system, in which event Tenant shall pay Landlord for the usage by said supplementary system) consumed in the Demised Premises and for Tenant's allocable share of energy consumed in the common areas of the Building. Said energy consumption shall be measured by such check metering equipment, and paid monthly, as Additional Rent, without any abatement, set-off or deduction whatsoever. Said energy cost shall be Landlord's actual cost of such energy, as charged by the energy supplier from time to time, plus all reasonable costs associated with the service, maintenance, repair, replacement and accuracy verification of said check metering equipment.

(b)         Notwithstanding the foregoing, for any period in which the check metering equipment servicing the Demised Premises is inoperative or otherwise inaccurate in terms of measuring such energy consumption, Tenant shall pay Landlord (or the appropriate utility company, if applicable), during such period, a monthly electricity charge reasonably reflecting such energy consumption, based upon historical usage or a reputable engineer's reasonable estimate, if applicable, with any change(s) in usage or rate taken into account.

(c)        Tenant agrees that, at all times, its use of energy shall not exceed the capacity of the existing feeders, risers or wiring installations serving the Demised Premises or the Complex. Tenant shall not use any electrical equipment, or systems, which will overload such installations or interfere with the use thereof by other tenants of the Complex. Tenant shall not, without Landlord's prior written consent in each instance, perform or permit any alteration to any wiring installations or electrical facilities or equipment in or upon the Demised Premises or the Complex. Tenant shall not exceed the HVAC occupancy limits and the watt load limits specified in Exhibit F hereto.

(d)        If Tenant expands the Demised Premises in accordance with the terms of this Lease, the energy consumption in such expanded portions shall be paid for by Tenant and measured by check metering equipment installed by Landlord at Landlord's expense, and shall be otherwise subject to the provisions of this Section 9.1.

(e)        Throughout the Term, Tenant, at its sole expense, shall replace all lamps (including incandescent and fluorescent) starters and ballasts used in the Demised Premises, to Complex standard specifications. All such purchases shall be from Landlord, unless Landlord elects otherwise. Landlord's prices for such items shall be reasonably competitive with prices charged at other first-class office complexes in Fairfield County, Connecticut.

Section 9.2.         HVAC. During Normal Business Hours, incurring Operating Expenses pursuant to Article 5 hereof, Landlord shall make available (a) to pass through the Tenant's check metering system, sufficient energy to heat the Demised Premises, and (b) cooling (which Landlord reserves the right to meter for any use in excess of normal and customary office occupancy) and outside air, both (a) and (b) to be in reasonably sufficient quantities to accommodate normal and customary office occupancy. Any uninterrupted power supply, supplemental air-conditioning or other, additional systems and equipment, provided and installed by Tenant, shall be Tenant's sole cost and responsibility. If Tenant shall require Landlord to provide cooling at times other than Normal Business Hours ("after hours service"), Landlord shall furnish such after hours service from the Building's chilled water system, upon reasonable advance notice from Tenant, given between the hours of 9:00 a.m. and 1:00 p.m. on any Business Day (for after hours service on that day or any later day), and Tenant shall pay Landlord's then established hourly rates for same, as Additional Rent, as and when billed (subject to increases, however, reflecting Landlord's cost increases for such chilled water). Landlord's current hourly rates are $15.00 per hour per floor on weekdays and $50.00 per hour per floor on weekends and holidays.

Section 9.3.         Water. Landlord, incurring Operating Expenses pursuant to Article 5 hereof, shall make available reasonably adequate quantities of cold water and hot water for normal and customary office usage in the Building. Landlord may, at Landlord's expense, install water meter(s) to measure Tenant's excess cold water and/or hot water consumption, and Tenant shall thereafter pay, monthly, as Additional Rent, either to Landlord or to the water provider, the costs for Tenant's excess cold water and/or hot water consumption as measured by such meter (s).

Section 9.4.         Cleaning. Landlord, incurring Operating Expenses pursuant to Article 5 hereof, shall provide janitorial and cleaning services to the Demised Premises substantially in accordance with the specifications set forth in Exhibit F hereto. Notwithstanding the foregoing, Tenant shall pay Landlord, directly when billed and as Additional Rent, the reasonable costs incurred by Landlord for (a) extra cleaning in the Demised Premises required because of (i) misuse or neglect on the part of Tenant or Tenant's employees or any parties holding under Tenant; and (ii) cleaning services required in addition to those described in Exhibit F hereto; and (b) removal from the Demised Premises of any refuse or rubbish (i) in excess of that ordinarily accumulated by normal and customary office occupancy, (including, without limitation, so-called "wet garbage"); or (ii) at times other than Landlord's standard cleaning times. Landlord's charges for such extra cleaning shall be reasonably consistent with the charges for such services at comparable first-class office complexes in Fairfield County, Connecticut. Landlord and its cleaning contractor and their employees shall, at no charge to Landlord, have access to the Demised Premises and the use of Tenant's light, power and water in the Demised Premises for purposes of cleaning and making any Landlord required repairs to the Demised Premises.

Section 9.5.         Landlord Services. Landlord, incurring Operating Expenses pursuant to Article 5 hereof, shall make available the Landlord Services substantially as described in Exhibit F of this Lease, and any other services which, in Landlord's reasonable judgment, are appropriate for a first-class office complex in Fairfield County, Connecticut.

Section 9.6.         Interruption of Services. (a) Landlord does not warrant that any services in the Complex, or serving the Demised Premises, will be free from interruptions caused by Applicable Law, Tenant Delay, emergencies or Force Majeure. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Demised Premises, or render Landlord liable to Tenant for damages by abatement of Rent or otherwise, or relieve Tenant from performance of Tenant's obligations under this Lease. However, Landlord covenants to use reasonable, diligent efforts to eliminate the cessation of such services as soon as is reasonably possible, provided, however, that Landlord shall not be required to use overtime labor.

(b)       Notwithstanding Section 9.6(a) above, Tenant's Fixed Rent shall be subject to proportionate abatement, but only to the extent the Demised Premises are Untenantable and such condition is not due to Force Majeure or the fault of Tenant or Tenant's employees, agents, visitors, contractors, licensees, subtenants or assigns, provided such Untenantable conditions continue beyond ten (10) consecutive Business Days after Landlord has received notice of such Untenantable conditions.

ARTICLE 10.	PROPERTY AND OTHER TAXES

Section 10.1.          Tenant's Property. In addition to the Rent to be paid by Tenant hereunder, Tenant shall pay to Landlord, upon demand, or where applicable, directly to the taxing authority, when due, Tenant's allocable share of any and all taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including, without limitation, any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such Rent (excluding general income taxes of Landlord); or (b) upon or with respect to the leasing, operation, management, use or occupancy by Tenant of all or any part of the Demised Premises; or (c) upon (i) the measured value of Tenant's Property located in the Demised Premises or in any storeroom, garage or any other place in the Demised Premises or the Complex, and (ii) any and all fixtures and/or Improvements, it being the intention of Landlord and Tenant that, to the extent possible, any such taxes (real, personal or otherwise) shall be billed to and paid directly by Tenant. The parties will endeavor to cause the applicable taxing authority to itemize such taxes separately for the convenience of the parties, but, if unsuccessful, Landlord shall reasonably itemize and allocate such taxes to be payable by Tenant. Tenant shall pay all such taxes becoming due after the expiration of the Term which are attributable to a portion of the Term and such obligation shall survive the end of the Term. Any reimbursement referred to in this Section 10.1 shall be collected by Landlord as Additional Rent under this Lease.

ARTICLE 11.	INSURANCE AND INDEMNITY

Section 11.1.	Insurance.

(a)        Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in Westport, Connecticut, and shall not do, or permit anything to be done (outside of the executive and general office use permitted under this Lease), or keep or permit anything to be kept in the Demised Premises, which would result in an increase in the fire or other casualty insurance rate on the Building or the Complex over the rate which would otherwise then be in effect (unless Tenant pays the resulting increased amount of premium), or which would result in insurance companies of good standing refusing to insure the Building or the Complex in amounts and at normal rates reasonably satisfactory to Landlord. Tenant shall, at its sole cost and expense, maintain, throughout the Term, commencing with the earlier of (i) the commencement of performance of any Tenant's Work in the Demised Premises by or on behalf of Tenant; and (ii) the moving of any personal property of Tenant into the Demised Premises, the following types of insurance:

(1)         Comprehensive general liability insurance, to afford protection, in an amount of not less than Five Million Dollars ($5,000,000.00) combined single limit of liability for bodily injury, death and property damage arising out of any one occurrence, under an occurrence-basis policy, against any and all claims for personal injury, death or property damage occurring in, upon, adjacent or connected with the Demised Premises and Tenant's parking areas at the Complex and any parts thereof; from time to time during the Term, the foregoing limits of insurance shall be increased to those then currently carried by reasonable tenants with similar operations or uses in Fairfield County, Connecticut, to those of Tenant at the Complex, or as are then currently and reasonably carried with respect to similar properties in the Fairfield County, Connecticut, area. There shall be added to or included within said comprehensive general liability insurance, all other coverages as may be usual to or reasonable for Tenant's use of the Demised Premises, including, without limitation, but only as appropriate to

Tenant's use of the Demised Premises from time to time, broad form comprehensive general liability endorsements, broad form property damage liability, host liquor liability, explosion and collapse coverage, and, during the course of any construction, owner's and contractor's protective liability coverage.

(2)        Comprehensive auto liability insurance, covering owned, nonowned and hired vehicles, providing bodily injury and property damage coverage, under an occurrence-basis policy at a combined single limit in such amount as Landlord may reasonably determine and in no event less than Three Million Dollars ($3,000,000.00).

(3)        Worker's compensation and employer's liability as required by law.

(4)        Connecticut disability benefits liability as required by law.

(5)        During the performance, by or on behalf of Tenant, of any Improvements or Tenant's Work, and until completion thereof, builder's risk insurance on an "all-risk" basis on a completed value form including a permission to complete and occupy endorsement, for full replacement value.

(6)        "All-Risk" property insurance upon all Tenant's Property, including contents and trade fixtures; such coverage is to be written on a replacement cost basis and in an amount of not less than one hundred percent (100%) of the replacement value thereof.

(7)        Such other insurance and in such amounts as a reasonable commercial landlord may reasonably require from time to time and as are carried, from time to time, with respect to Fairfield County, Connecticut, properties similar to the Complex.

(b)        With respect to insurance provided by Tenant or others performing work for Tenant hereunder:

(i)         Such insurance shall be written by insurance companies authorized to issue such insurance policies in Connecticut and having a rating of no less than "A" in the most current edition of Best's Key Rating Guide. The original insurance policies, or duly executed, appropriate certificates (together with reasonably adequate evidence of waivers of subrogation required by this Article and of payment of insurance premiums) shall be deposited with Landlord together with all renewals, replacements and endorsements thereto. Tenant shall have the right to insure and maintain such insurance under blanket insurance policies covering other premises used or operated by Tenant, so long as such blanket policies are aggregated, so that, at all times when required by this Lease, there is adequate insurance attributable to the Demised Premises or to this Lease so as to comply with the insurance provisions set forth in this Lease.

(ii)         There shall be maintained deductibles in such amounts as Tenant shall reasonably determine, but in no event in excess of $250,000.00 with respect to a property insurance policy and in no event in excess of $500,000.00 with respect to a liability insurance policy. In the event that Tenant elects to maintain any such deductibles, Tenant, in the event of any loss, shall be responsible to pay the amount thereof.

(iii)         Landlord and the Managing Agent, and the holder of any Superior Mortgage or of any Superior Lease, of whose existence Tenant has been notified (collectively, "Landlord and Others in Interest"), shall be named as additional insureds, under all insurance required to be provided by Tenant under this Lease except those coverages required under Sections 11.1(b)(3) and (4) hereof.

(iv)         All property insurance policies shall cover the interest of Tenant and Landlord and Others in Interest, as their interests may appear. All such property insurance policies shall contain a provision allowing other insurance that is provided to or for Landlord. All such property insurance policies shall be required of Tenant regardless of whether Tenant or others on behalf of Tenant perform Tenant's Work, any Improvements or any other work in the Demised Premises.

(v)         At least ten (10) days prior to commencement of construction of any work in the Demised Premises, Tenant and Tenant's contractor shall deliver to Landlord certificates of insurance or policies (as provided in Section 11.1(c)(i) hereof) evidencing all insurance coverages required in this Article 11. Tenant's contractor shall be required to comply with all of such insurance obligations only through final completion of all such work.

(vi)         At its own cost and expense, Tenant or its general contractor shall, in accordance with all of the insurance requirements of this Article 11, obtain certificates of insurance evidencing professional liability insurance coverage for all architects, designers and engineers with regard to all of their work in or in connection with the Demised Premises, in a minimum policy amount of One Million Dollars ($1,000,000.00).

(vii)         The limits of all insurance provided under this Article 11 shall not limit Tenant's liability to Landlord under this Lease.

(viii)         All policies of insurance maintained by Tenant under this Article 11 shall be written as primary policies, not contributing with, nor in excess of, insurance coverage that Landlord and Others in Interest may have. Tenant shall not carry separate or additional insurance which, in the event of any loss or damage, is concurrent in form or would contribute with the insurance required to be maintained by Tenant under this Lease.

(ix)          Each policy required to be provided hereunder (and each certificate of insurance issued with respect thereto) shall contain endorsements by the insurer, without disclaimers, that the policies will not be cancelled, reduced or non-renewed without at least thirty (30) days' prior notice to Landlord and Others in Interest, that the act or omission of any insured will not invalidate the policy as to any other insured, that Tenant (or the general contractor, as the case may be) solely shall be responsible for payment of all premiums under such policies and that neither Landlord nor Others in Interest shall have any obligations for the payment thereof.

(x)          In the event Tenant shall fail to procure and place any insurance required under this Lease, after notice to Tenant, Landlord may, but shall not be obligated to, procure and place same, in which event the amount of the premium paid shall be refunded by Tenant to Landlord within ten (10) days' after notice, as Additional Rent.

(c)        Tenant shall provide Landlord with a certificate of the foregoing insurance coverages (which shall provide for not less than thirty (30) days' written notice to Landlord prior to termination of coverage for any reason) before the start of Tenant's Work and annually thereafter, and Tenant shall provide Landlord with renewal replacement certificates at least thirty (30) days prior to the expiration of any such insurance policy. Landlord, incurring Operating Expenses, shall maintain such casualty insurance on the Complex, as is reasonably consistent with such coverage for a comparable, Fairfield County, Connecticut, first-class office complex, but in no event less than that required to avoid co-insurance. Tenant shall be responsible for insuring Tenant's interest in all personal property in the Demised Premises. In addition, notwithstanding anything to the contrary contained herein, unless Tenant can reasonably satisfy Landlord that there is no need to do so, Landlord, after giving Tenant reasonable notice of Landlord's intent to do so, shall have the right to carry and maintain, at Tenant's expense (but not as an Operating Expense), any insurance coverages relating to any Improvements or Tenant uses which are unusual or otherwise exceed those improvements, alterations or uses normally associated with general and executive office use, and for which other tenants of the Complex could not reasonably be expected to subsidize through their operating expense payments.

Section 11.2.	Indemnity and Non-Liability.

(a)        Neither Landlord nor Landlord's agents (including, without limitation, the Managing Agent), employees, contractors, officers, directors, shareholders, partners or principals (disclosed or undisclosed) (all such parties, for purposes of Sections 11.2(a) through (c) hereof, collectively referred to as "Landlord") shall be liable to Tenant or Tenant's agents, employees, contractors, invitees or licensees or any other occupant of the Demised Premises (all such parties, for purposes of Sections 11.2(a) through (c) hereof, collectively referred to as "Tenant"), for, and Tenant shall save Landlord harmless from, any claim, loss, liability or expense incurred in connection with, any injury to Tenant or for any damage to, theft, or loss of, any of Tenant's Property, irrespective of the cause of such injury, damage or loss, absent the negligence or willful misconduct of Landlord.

(b)        Except to the extent specifically provided in this Lease, Landlord shall not be liable to Tenant for (i) any injury to any persons, caused by other tenants or persons in the Building or in the Complex, (ii) any consequential damages of Tenant, or (iii) any interruption to Tenant's business.

(c)         Tenant hereby agrees to indemnify, defend and save harmless Landlord from and against all liabilities, obligations, damages (excluding consequential damages), fines, claims, losses, costs and expenses, including reasonable attorneys' fees, paid, suffered or incurred as a result of (i) any breach by Tenant of any term, covenant or condition of this Lease; or (ii) the negligence or willful misconduct of Tenant; or (iii) Tenant's use and occupancy of the Demised Premises or Tenant's actions or omissions in or about the Demised Premises or the Complex. Tenant's liability under this Section 11.2 extends to the actions or omissions of any subtenant or assignee of Tenant and any agent, contractor, employee, invitee or licensee of Tenant. In case any action or proceeding is brought against Landlord by reason of any such claim described in this Section 11.2(c), Tenant, upon written notice from Landlord, shall, at Tenant's sole cost and expense, resist and defend such action or proceeding by counsel selected by Tenant's insurance carrier or by counsel approved by Landlord in writing, which approval shall not be unreasonably withheld. Landlord agrees to give Tenant written notice of any such claim within fifteen (15) days of receipt thereof in writing by Landlord.

(d)        Tenant shall pay to Landlord, as Additional Rent, within ten (10) days following rendition by Landlord to Tenant of bills or statements therefor, sums equal to all losses, liabilities and expenses referred to in this Section 11.2.

Section 11.3.         Waiver of Subrogation. Landlord and Tenant shall use their respective best efforts to cause each of their respective insurance policy(ies) insuring any risk relating to the Demised Premises or property on, in or about the Demised Premises, to contain a waiver of any right or claim to subrogation against the other party with respect to any occurrence covered by hazard, property damage or liability insurance and not due to the gross negligence or the willful misconduct of the other party. If such waiver endorsement results in an increased cost to either party, such party shall nonetheless obtain such waiver endorsement at the other party's expense, unless such other party refuses to pay such increased cost, in which case no such waiver endorsement benefiting such refusing party shall be required. If the benefited party pays, if necessary, and if such waiver is obtainable, then the other party shall be deemed to have waived for itself and its respective insurance carrier, any right or claim such as that described above in this Section 11.3.

ARTICLE 12.	DAMAGE BY CASUALTY

Section 12.1.	Casualty Damage.

(a)        If the Demised Premises and/or access thereto shall be partially or totally damaged or destroyed by fire or other casualty, then Landlord, subject to Landlord's and Tenant's termination rights under this Section 12.1, substantially shall repair the damage and restore and rebuild the Demised Premises and/or access thereto, as nearly as may be reasonably practical to its condition and character, to the extent of the base Building and Improvements in which Landlord has an insured interest, immediately prior to such damage or destruction, as promptly as all reasonable diligence allows, after notice to it of the damage or destruction.

(b)         If the Demised Premises and/or access thereto shall be partially or totally damaged or destroyed by fire or other casualty, the Rent payable hereunder shall be abated, to the extent that the Demised Premises shall have been rendered Untenantable, from the date of such damage or destruction to the date the damage shall be substantially repaired or restored or rebuilt to the same condition as required under Section 12.1(a) hereof. Should Tenant resume occupancy of any portion of the Demised Premises (for the conduct of its business)

during the period that the repair, restoration or rebuilding is in progress and prior to the date that the Demised Premises are restored as required herein, all Rent allocable to such occupied portion (based upon that proportion which the area of the part so occupied measured in Rentable Square Feet bears to the Rentable Square Feet of the Demised Premises) shall be payable by Tenant from the date of such occupancy to the earlier of the date the Demised Premises are so restored, or the date Tenant resumes full occupancy. Any work to be performed by Tenant shall be performed in accordance with Article 8 hereof applicable to Tenant's Improvements.

(c)        In case of "substantial" damage or destruction of the Demised Premises (as such standard is defined in Section 12.1 (d) hereof), Tenant shall have the right to terminate this Lease, but only if (i) Landlord has not completed the making of the required repairs and restored and rebuilt the Demised Premises and/or access thereto within nine (9) months from the date of such damage or destruction, plus such additional time after such date (but not to exceed three (3) months) as shall equal the aggregate period Landlord may have been delayed in doing so by adjustment of insurance or Force Majeure; and (ii) Tenant has timely given two (2) notices, in writing, to Landlord as follows:

(A)       a notice, to be given within ninety (90) days after the date of such substantial damage or destruction, to the effect that Tenant intends to terminate this Lease if Landlord fails to restore the Demised Premises by the date determined in accord with this Section 12.1(c); and

(B)        a notice, to be given within thirty (30) days after the final date by which Landlord is permitted under this Section 12.1 (c) to restore the Demised Premises, that Tenant elects to terminate this Lease due to Landlord's failure to restore the Demised Premises by such final date determined in accord with this Section 12.1(c).

(d)        In case the Demised Premises, or more than fifty percent (50%) of the useable square feet of the Complex computed in accordance with Landlord's Complex-standard methodology (whether or not the Demised Premises shall have been damaged by such fire or other casualty) shall be so damaged by such fire or other casualty that substantial renovation, reconstruction or demolition of the Complex or such Demised Premises shall be required in Landlord's reasonable judgment, then Landlord may, at its option, terminate this Lease and the Term and estate hereby granted, by notifying Tenant in writing of such termination, within one hundred twenty (120) days after the date of such damage. If, at any time prior to Landlord's giving Tenant the aforesaid notice of termination, or if at any time prior to Landlord commencing the repair and restoration pursuant to Section 12.1(a), the holder of a Superior Mortgage (as hereinafter defined in Article 19) or any person claiming under or through the holder of such Superior Mortgage takes possession of all or part of the Complex through foreclosure or otherwise, such holder or person shall have a further period of sixty (60) days, from the date of so taking possession, to terminate this Lease by appropriate written notice to Tenant. In the event that such a notice of termination shall be given, this Lease and the Term and estate hereby granted shall expire as of the date of such termination with the same effect as if that day were the Expiration Date, and the Rent due and to become due hereunder shall be apportioned as of such date if not earlier abated pursuant to Section 12.1(b). As used in this Section 12.1, the Complex or the Demised Premises shall be deemed to be "substantially" damaged or destroyed, or to require "substantial" renovation, reconstruction, restoration or demolition, if damaged to the extent of fifty percent (50%) or more of its respective area, as measured in usable square feet in accordance with Landlord's Complex-standard methodology Nothing contained in this Lease shall relieve Tenant from any liability to Landlord or Landlord's insurers in connection with any damage to the Demised Premises or the Complex by fire or other casualty if Tenant shall be legally liable in such respect.

(e)        No damages (including, without limitation, consequential damages), compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Complex pursuant to this Article 12. Landlord shall use reasonable diligence to effect such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant's use and occupancy of the Demised Premises.

(f)        Landlord will not be required to carry insurance of any kind on Tenant's Property, or on any other work in excess of any Landlord's Work (to the extent Landlord has an insurable interest therein), except to the extent that Tenant shall have separately notified Landlord of Tenant's desire to have Landlord insure any such Tenant's Property or excess work and except further to the extent that such Tenant's Property or excess work shall be insurable, at reasonable rates, by Landlord. For purposes of this Article 12, the term "casualty damage," to the extent Landlord is responsible under this Article 12, shall not be deemed to include damage caused by vandalism, unknown cause or other act not normally covered under fire and extended coverage insurance policies applicable to office buildings in Fairfield County, Connecticut.

(g)        Notwithstanding any of the foregoing provisions of this Article, if Landlord shall be unable to collect any of the insurance proceeds (including rent insurance proceeds) applicable to any damage or destruction of the Demised Premises or the Complex by fire or other cause, by reason of some action or inaction on the part of Tenant or any of its employees, agents or contractors, then, without prejudice to any remedies which may be available against Tenant, the abatement of Rent provided for in this Article shall not be effective to the extent of the uncollected insurance proceeds.

ARTICLE 13.	EMINENT DOMAIN

Section 13.1.         Taking of Demised Premises. If any part of the Demised Premises is taken or condemned for a public or quasi-public use and a part of the Demised Premises and access thereto remains susceptible of occupation under this Lease, this Lease shall, as to the part so taken, terminate as of the date title vests in the condemnor, and the Rent payable under this Lease will be equitably adjusted so that Tenant will be required to pay, for the remainder of the Term, only such portion of the Rent as the number of Rentable Square Feet of the Demised Premises in the part remaining after the condemnation bears to the Rentable Square Feet of the Demised Premises just before such condemnation. In the event of any such reduction in the Rentable Square Feet of the Demised Premises, Tenant's Employee Count shall be reduced by one (1) employee for each reduction of three hundred forty-five (345) in the Rentable Square Feet of the Demised Premises (with Tenant's parking spaces likewise being proportionately reduced).

Section 13.2.         Termination of Lease. Notwithstanding Section 13.1, upon the taking of more than twenty-five percent (25%) of the Rentable Square Feet of the Demised Premises, Landlord or Tenant will have the option to terminate this Lease as of the date when title to the part condemned vests in the condemnor.

Section 13.3.         Awards. All compensation awarded in the event of any condemnation or taking of all or part of the Demised Premises, the Building and/or the Complex will belong to Landlord, and Tenant will have no claim to all or any part of that compensation or to any claim for any unexpired portion of the Term. Further, Tenant hereby irrevocably assigns and transfers to Landlord any right to compensation or damages to which Tenant may be entitled during the Term by reason of any such condemnation or taking. In the event Landlord and Tenant dispute the amount of Fixed Rent or Additional Rent to be paid by Tenant after the condemnation of a portion of the Demised Premises, Tenant will pay to Landlord (without prejudice) the amount claimed by Landlord to be payable pending resolution of the dispute, and if the dispute is resolved in favor of Tenant, Landlord will refund any overpayment to Tenant within thirty (30) days of that resolution. Nothing contained in this Lease will preclude Tenant from proceeding against the condemning authority for damages incurred as a result of a taking or condemnation, partial or whole, with respect to Tenant's Property, moving expenses and loss of business, and such award, if any, will be for the benefit of Tenant only, provided such award does not reduce or diminish Landlord's award(s).

ARTICLE 14.	RIGHTS RESERVED TO LANDLORD

Section 14.1.	Access to Demised Premises.

(a)        Landlord or Landlord's agents shall have the right (but shall not be obligated, except to the extent of any Landlord-required repairs under this Lease) to enter the Demised Premises in any emergency at any time, to perform any acts related to the repair, safety, protection or preservation of all or part of the Demised Premises or the Complex.

(b)        At other reasonable times, after giving reasonable notice to Tenant, Landlord may enter the Demised Premises to examine them and make such repairs, replacements, improvements and alterations as Landlord may deem necessary and reasonably desirable, to the Demised Premises or to any other portion of the Complex or the Building, or for the purpose of complying with any Applicable Law. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into the Demised Premises and close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities, without such interference constituting an eviction or entitling Tenant to any abatement of Rent.

(c)        Throughout the Term, after giving reasonable notice to Tenant, Landlord shall also have the right to enter the Demised Premises, at reasonable hours for the purposes of showing the same to prospective purchasers or mortgagees of the Complex or the Building, and, during the last eighteen (18) months of the Term, for the purpose of showing the same to prospective tenants.

(d)        If Landlord has complied with the notice and other provisions of this Article and Tenant is not present to open and permit an entry into the Demised Premises, as provided under this Section 14.1, Landlord or Landlord's agents may enter the same whenever such entry may be necessary or permissible. Such entry shall not render Landlord or its agents liable for the entry, nor in any event shall the obligations of Tenant under this Lease be affected.

(e)        All walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance), except the inside surface thereof, and any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building or Complex facilities, and the use thereof, as well as access thereto through the Demised Premises for the purposes of operation, maintenance, decoration, repair and replacement, are reserved to Landlord, subject to Tenant's rights and obligations to make repairs or Improvements as specifically provided in this Lease.

(f)        Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within or through the Demised Premises, provided that the installation work is performed at such times and by such methods and in such locations as will not unreasonably interfere with Tenant's use and occupancy of the Demised Premises, or materially reduce the Rentable Square Feet of the Demised Premises or materially affect Tenant's layout. Where access doors are required for mechanical trades in or adjacent to the Demised Premises, Landlord shall furnish and install such access doors, at Landlord's expense, and confine their location, wherever practical, to closets, coat rooms, toilet rooms, corridors and kitchen or pantry rooms. Landlord and Tenant shall cooperate with each other in the location of Landlord's and Tenant's facilities requiring such access doors.

Section 14.2.         Additional Rights. Landlord shall have the following additional rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or in business, all claims for damage being hereby released, and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoffs, or abatement of Rent:

(a)        To make such changes in the Building, or in the balance of the Complex (including the Building and its equipment and systems), as well as to change the arrangement and/or location of any mechanical rooms, public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, parking areas or any other Common Area as Landlord may deem necessary or desirable, provided that (i) Landlord will repair any structural damage caused to the Demised Premises, and (ii) any such changes shall not render the Demised Premises Untenantable or permanently impair Tenant's exercise of its parking rights under this Lease;

(b)        At Landlord's option, to require all persons entering or leaving the Building or the Complex during such hours as Landlord may from time to time reasonably determine to identify themselves to a watchman by registration or otherwise, and to establish their right to enter or leave the Building or the Complex;

(c)        To reasonably approve the weight, size and location of safes, computers and other heavy articles in and about the Demised Premises (Landlord reasonably taking into account Tenant's desired placement configuration(s), as well as any floor-load, structural or mechanical/utility issues);

(d)        To do or permit to be done any work in or about the Demised Premises or the Complex or any adjacent or nearby building, street, parking area, land or alley;

(e)        To grant to anyone the exclusive right to conduct any business or render any services in the Complex, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted by Articles 1 and 7 hereof;

(f)        To select a name for the Building and/or the Complex, and to make such changes in name, number or street address as Landlord may deem appropriate, and Tenant agrees not to refer to the Complex by any name other than (i) the name as selected by Landlord, or (ii) the postal address approved by the U.S. Post Office;

(g)        To install and maintain a sign or signs on the interior or exterior of the Complex;

(h)	To retain at all times passkeys to the Demised Premises;

(i)        To take any and all measures, including, without limitation, inspections, repairs, alterations, decorations, additions and improvements to the Complex, or to the Building as may be necessary or desirable for the safety, protection or preservation of the Demised Premises or the Complex or the Building or the Landlord's interests therein, or as may be necessary or desirable in the operation of the Complex or the Building;

(j)        The Landlord's title is and always shall be paramount to the title of the Tenant, and nothing contained in this Lease shall empower the Tenant to do any act which can, shall or may encumber such title; and

(k)        Upon at least five (5) Business Days' prior notice to Tenant (except in cases of bona-fide emergency(ies), when no such notice shall be required), to perform any act, obligation or other commitment reasonably required of or by Tenant pursuant to the terms of this Lease, which Tenant has not performed, and to charge Tenant as Additional Rent all reasonable costs and expenses incurred by Landlord for such performances, with interest thereon at the Base Rate.

ARTICLE 15.	ASSIGNMENT AND SUBLETTING

Section 15.1.          Permitted Transfers; Consent Requirement. Neither Tenant nor Tenant's legal representatives or successors in interest shall, by operation of law or otherwise, assign, mortgage or otherwise encumber this Lease, nor sublet, or suffer or permit the Demised Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent is subject to Section 15.4 hereof. Notwithstanding anything to the contrary contained in this Lease, if the Demised Premises or any part thereof are sublet or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect Rent from the subtenant or occupant, and apply the net amount collected to the Rent herein reserved, and no assignment, subletting, occupancy or collection shall be deemed a waiver of the provisions of this Lease, or the acceptance of the assignee, subtenant or occupant as a tenant or otherwise. In addition, notwithstanding anything to the contrary contained in this Lease, no assignment, subletting or other transfer of Tenant's interest in this Lease or in the Demised Premises whatsoever shall effect a release of Tenant from Tenant's obligations or liabilities under this Lease. The consent of Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express written consent of Landlord to any further assignment or subletting. In no event shall any subtenant or assignee assign or encumber its sublease or assignment, or further assign its interest or otherwise sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord's prior written consent in each instance. A modification, amendment or extension of a sublease shall be deemed a sublease. If any lien is filed against the Demised Premises or the Complex for brokerage services claimed to have been performed for Tenant in connection with any assignment of this Lease or sublease of the Demised Premises, whether or not actually performed, the same shall be discharged by Tenant within thirty (30) days after Tenant's notice of same (or, if Landlord (or any party through whose Landlord's interest is derived), has a sale, financing or refinancing then pending with respect to all or a part of the Building and/or the Complex, then within five (5) Business Days), time being of the essence, at Tenant's expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant hereby agrees to indemnify and defend Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from any such alleged brokerage services in connection with the Demised Premises. If Landlord shall not have exercised its recapture or termination rights under Section 15.2 hereof, Landlord hereby agrees not to unreasonably withhold or delay its consent to Tenant's subletting of the entire Demised Premises only, or Tenant's assigning of its entire interest in this Lease only, to one (1) party unrelated to Tenant (a "Permitted Third Party") provided, in any such event (A) Tenant otherwise complies with (and remains bound by and is liable for) all of the provisions of this Lease on Tenant's part to be performed (including this Article 15), and (B) Tenant is not in default of its Lease obligations at the time of such transfer, and (C) such Permitted Third Party has, in Landlord's good faith judgment, a creditworthiness and general business reputation (taking into account, without limitation, such transferee's net worth and credit record), which is reasonably acceptable to Landlord. In addition, notwithstanding the foregoing, Landlord hereby consents to Tenant's subletting of the entire Demised Premises only, or Tenant's assigning of its entire interest in this Lease only, solely to any bona-fide parent, subsidiary or other business entity under common control with Tenant, or other business entity which purchases all or substantially all of the stock or assets of Tenant (collectively, an "Affiliate"); provided, in any such event (1) Tenant otherwise complies with (and remains bound by and is liable for) all of the provisions of this Lease on Tenant's part to be performed (including this Article 15), and (2) Tenant is not in default of its Lease obligations at the time of such transfer, and (3) such Affiliate has, in Landlord's good faith judgment, a sound general business reputation (or such Affiliate remains in the Demised Premises and continues Tenant's primary Playtex Products, Inc. business(es) under the "Playtex" trade name), and (x) Tenant documents to Landlord's reasonable satisfaction, in accordance with generally accepted accounting principles and practices, that such transferee has a net worth, as of the date of such assignment or subletting, at least equal to five (5) times the then remaining Fixed Rent due for the balance of the Term, or (y) Tenant otherwise posts an additional Letter of Credit with Landlord, naming Landlord as beneficiary, in the face amount of one-half (1/2) of such then remaining Fixed Rent, in form and substance (and from an issuer) reasonably satisfactory to Landlord (said Letter of Credit to be given as additional security for the faithful performance of Tenant's and such transferee's leasehold obligations), and (4) Tenant gives Landlord at least thirty (30) days written notice of such transfer and further provides Landlord with copies of any and all transfer and related documentation executed by the parties within fifteen (15) days after such execution thereof (any such assignment documentation containing an express assumption by the assignee of all of Tenant's Lease obligations, and any such sublease documentation expressly providing that same is subject to and subordinate to this Lease).

Section 15.2.         Landlord's Recapture Rights. If Tenant desires to assign this Lease or to sublet all or any portion of the Demised Premises, it shall first submit in writing to Landlord the documents described in Section 15.3 hereof, and shall offer in writing, (a) with respect to a prospective assignment, to assign this Lease to Landlord without any payment of monies or other consideration therefor, or, (b) with respect to a prospective subletting, to sublet to Landlord the portion of the Demised Premises involved ("Leaseback Area") for the term specified by Tenant in its proposed sublease and at the lower of (i) Tenant's proposed subrental, or (ii) at the same rate of Fixed Rent and Additional Rent, and otherwise on the same terms, covenants and conditions (including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Demised

Premises to be covered by such subletting. The offer shall specify the date (the "Effective Date") when the assignment will be effective or the Leaseback Area will be made available to Landlord, as the case may be, which date shall in no event be earlier than ninety (90) days nor later than one hundred eighty (180) days following the acceptance of the offer. If an offer of sublease is made, and if the proposed sublease will result in all or substantially all of the Demised Premises being sublet, then Landlord shall have the option to extend the terms of its proposed sublease for the balance of the Term of this Lease less one (1) day. Alternatively, within sixty (60) days of the receipt of an offer from Tenant to assign this Lease or to sublease all or substantially all of the Demised Premises, Landlord may elect to terminate this Lease by delivering written notice of such election to Tenant.

Landlord, in any event, shall have a period of thirty (30) days from the receipt of any such assignment or subletting offer from Tenant to either accept or reject the same.

If Landlord shall accept such offer, Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, which assignment or sublease, as the case may be, is in form and substance reasonably satisfactory to Landlord's counsel.

If a sublease is so made, it shall expressly:

(A)       permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

(B)        provide that Tenant will at all times permit reasonably appropriate means of ingress and egress from the Leaseback Area;

(C)       negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(D)       provide that Landlord shall accept the Leaseback Area "as is" except that Landlord, at Tenant's expense, shall perform all such work and make all such alterations as may be required to separate the Leaseback Area physically from the remainder of the Demised Premises and to permit lawful occupancy, it being intended that Tenant shall have no other fit-up cost or expense in connection with Landlord's subletting of the Leaseback Area;

(E)        provide that at the expiration of the term of such sublease, Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted.

Landlord shall indemnify and save Tenant harmless from all obligations under this Lease as to the Leaseback Area during the period of time it is so sublet, except for Annual Fixed Rent and Additional Rent, if any, due under this Lease, which are in excess of the rents due under such sublease.

Subject to the foregoing, performance by Landlord or its designee under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease.

If Landlord shall have elected to terminate this Lease pursuant to this Section 15.2, such termination shall be effective as of the Effective Date and thereupon the Term of this Lease shall cease and come to an end on that day with the same force and effect as though that were the original date set forth as the Expiration Date, and Tenant shall deliver broom-clean possession of the Demised Premises to Landlord, in accordance with the terms of this Lease. Thereafter, neither party shall have any obligation to the other hereunder, except for any Fixed Rent or Additional Rent due and owing to the Landlord up to and including the termination of this Lease, and except as the parties hereto may have agreed otherwise in this Lease or by a separate writing.

Section 15.3.         Required Documents. If Tenant plans or proposes any specific assignment or subletting, it shall first submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant, (b) a statement of the rent, additional rent and a description of the other material terms of the proposed transaction, (c) reasonably satisfactory information as to the nature of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space, and (d) other information relating to the proposed assignee or subtenant, reasonably sufficient to enable Landlord to determine if such proposed assignee or subtenant is financially responsible and appropriate for the Complex.

Section 15.4.         Reasonable Consent. If Landlord shall not have exercised its recapture or termination rights under Section 15.2 hereof, then Landlord will not unreasonably withhold or delay its consent to Tenant's request for consent to such specific assignment or subletting. Any such consent of Landlord shall be subject to the terms of this Article 15 and conditioned upon there being no default by Tenant, under any of the terms, covenants and conditions of this Lease, both at the time that Landlord's consent to any such subletting or assignment is requested and on the date of the commencement of the term of any such proposed sublease or the effective date of any such proposed assignment. Upon receiving Landlord's written consent, a duly executed and complete duplicate original of the sublease or assignment shall be delivered to Landlord within ten (10) days after execution thereof. Any such sublease shall provide that the subtenant, with respect to the space sublet, shall comply with all applicable terms and conditions of this Lease to be performed by the Tenant hereunder. Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by the Tenant.

Section 15.5.         Limitations. Anything contained in this Lease to the contrary notwithstanding:

(a)        Tenant shall not advertise all or any part of the Demised Premises for assignment or subletting at any rent prices, nor shall Tenant privately list with any broker(s) all or any part of the Demised Premises for assignment or subletting at a rent lower than the then advertised (or listed) rental schedule of Landlord for similar space in the Complex.

(b)        No assignment or subletting of any kind whatsoever shall be made or permitted:

(i)         When Landlord has other, comparable space in the Complex available for leasing by Landlord, to any person or entity which shall at that time be a tenant, subtenant or other occupant of any part of the Complex, or who has dealt with Landlord, the Managing Agent, or Landlord's broker (directly or through a broker) with respect to space in the Complex during the six (6) months immediately preceding Tenant's request for Landlord's consent;

(ii)         By the legal representatives of the Tenant, or by any person to whom Tenant's interest under this Lease passes by operation of law, except in compliance with the provisions of this Article;

(iii)         To any person or entity for the conduct of a business which is not in keeping with the standards of the Complex;

(iv)         To any entity which shall have or enjoy diplomatic immunity or to any governmental or quasi-governmental entity;

(v)         To any entity which would result in more than one (1) entity, leasehold, occupancy or tenancy (including Tenant's) allocable to the Demised Premises in the aggregate (Tenant acknowledging that such restriction is a material condition of this Lease, and that Landlord shall have no express or implied obligation to waive same, given the density limitations of the Complex as provided in Exhibit H hereto);

(vi)         Which would violate any restrictive covenants of record to which the Complex is then subject; or

(vii)         Which would violate any exclusivity or no-competition restrictions for all or any part(s) of the Complex to which Landlord is then subject.

Section 15.6.         Attornment of Subtenant. Every sublease hereunder shall contain a provision by which the subtenant shall agree, for the benefit of Landlord, that, in the event this Lease is cancelled or terminated prior to the expiration date of the sublease, whether by voluntary or involuntary means or by operation of law, or for any reason whatsoever, the subtenant shall agree, if Landlord so requests, to attorn to Landlord, pursuant to the terms of the sublease, for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord, which the subtenant shall agree to execute and deliver within five (5) Business Days of Landlord's request.

Section 15.7.          Sums Payable to Landlord. If Landlord shall not have accepted Tenant's offer to recapture the Leaseback Area and shall not have elected to terminate this Lease and Tenant effects such assignment or subletting, then Tenant thereafter shall pay to Landlord a sum equal to fifty percent (50%) of: (a) any rent or other consideration paid to Tenant by any subtenant, which (after deducting the following out-of-pocket costs actually incurred by Tenant, if any, in effecting the subletting, such as reasonable alterations costs, reasonable brokerage commissions and reasonable legal fees) is in excess of the Rent allocable to the subleased space which is then being paid by Tenant to Landlord pursuant to the terms hereof; and (b) any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from any such subletting or assignment; and (c) Landlord's reasonable attorney's fees and reasonably necessary third party review costs incurred in connection with such assignment or subletting, said attorney's fees not to exceed $5,000.00 for any single transaction. All sums payable hereunder by Tenant shall be payable to Landlord as Additional Rent upon being billed therefor (or receipt thereof by Tenant).

Section 15.8.         Waiver. In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Article. Tenant's sole remedy shall be an action or proceeding to enjoin any such consent, or for specific performance.

ARTICLE 16.	TENANT'S DEFAULT AND LANDLORD'S REMEDIES

Section 16.1.         Events of Default. Any of the following occurrences will be deemed an event of default under this Lease:

(a)        Tenant's failure to pay all of any installment of Rent when the same is due and payable, which failure continues beyond ten (10) days after Landlord's notice to Tenant of such nonpayment; or

(b)        Tenant's violation of any of the provisions of Articles 7 or 15 of this Lease which violation continues for five (5) Business Days following Landlord's notice to Tenant of such violation (except in case(s) of bona-fide emergency(ies), when no such notice shall be required); or

(c)        Tenant's failure to comply with any other provision of this Lease, which failure is not cured within thirty (30) days after Landlord, by written notice, has informed Tenant of such noncompliance. In the case of a default which cannot with due diligence be cured within such period of thirty (30) days, Tenant shall have such additional time to cure same as may reasonably be necessary, provided Tenant commences to cure such failure within such thirty (30) day period and proceeds promptly, effectively, continuously and with due diligence to cure such failure after receipt of said notice; or

(d)        Tenant's doing or permitting to be done anything which results in a lien upon the Demised Premises or the Complex, unless the lien is removed or bonded to Landlord's reasonable satisfaction within thirty (30)) days after its filing and Tenant's notice of same (or, if Landlord (or any party through whose Landlord's interest is derived), has a sale, financing or refinancing then pending with respect to all or a part of the Building and/or the Complex, then within five (5) Business Days), time being of the essence or

(e)         The filing by or against Tenant in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy, insolvency or reorganization, or for the appointment of a receiver, trustee or conservator of all or a portion of Tenant's property

(unless, in the case of such actions against Tenant, same is discharged or vacated within ninety (90) days), or the making by Tenant of an assignment for the benefit of creditors, or a general failure by Tenant to pay its debts when due.

Section 16.2.	Landlord's Remedies.

(a)        Upon the occurrence of any event of default under this Lease by Tenant, notwithstanding the fact that Landlord has or may have some other remedy under this Lease or at law or in equity, Landlord may give to Tenant a notice (the "Termination Notice") terminating this Lease as of a date specified in such notice, which date is not less than ten (10) days after Tenant's receipt of the Termination Notice, and the Term shall end upon the day so specified in the Termination Notice with the same force and effect as if the day specified were the Expiration Date, except as provided below. On such specified date, all rights of Tenant under this Lease shall terminate, but Tenant shall remain liable for damages as provided in this Lease.

(b)        From and after any date which Landlord specifies in the Termination Notice for the termination of this Lease, or after the date of any Tenant's default, Landlord, without further notice, may enter and repossess the Demised Premises, by summary proceedings, ejectment or other lawful proceedings, remove Tenant and all other persons and property from the Demised Premises, and hold and enjoy the Demised Premises and the right to receive all rental and other income of the Demised Premises. Landlord shall incur no liability to any person for or by reason of any such entry, repossession or removal of Tenant or any person claiming through or under Tenant. Any rental and income so received shall, to that extent, reduce Tenant's obligation for damages to be paid under this Lease, and Tenant shall also pay to Landlord all expenses which Landlord may then or thereafter incur for legal expenses, attorneys' fees, reasonable brokerage commissions to unrelated third parties, and all other costs paid or incurred by Landlord for restoring the Demised Premises to good order and condition, or for altering, decorating, repairing or otherwise preparing the same for reletting, or for maintaining the Demised Premises and for reletting the same. The right of Landlord to recover from Tenant the amounts hereinabove provided shall survive the issuance of any order for possession or other cancellation or termination of this Lease. The words "enter" or "reenter", "possess" or "repossess" as herein used, are not restricted to their technical meanings.

(c)        After such entry into possession, Landlord shall use reasonable efforts under the circumstances to attempt to relet all or part of the Demised Premises for the account of Tenant, for such rent, for such time, and upon such terms as Landlord, in Landlord's reasonable discretion, shall determine (with Tenant having no rights to any surplus rents received over the Rent reserved under this Lease) applied against any damages owed by Tenant pursuant to this Lease. Tenant hereby expressly waives any and all right of redemption granted by or under any present or future laws in the event of Tenant's being evicted or dispossessed for any cause, or in the event of Landlord's obtaining possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

Section 16.3.         Damages. Tenant covenants and agrees that in the event of Tenant's default under this Lease, Tenant shall pay to Landlord all lawful damages to which Landlord is legally entitled, including, without limitation, an amount computed as follows:

(a)        the unpaid Rent, if any, which has been earned as of the date of Tenant's default (with interest thereon at the Base Rate from its due date to the date of payment); plus

(b)        the unpaid Rent that would have been earned after the date of Tenant's default and to the end of the Term, had the Term not been prematurely ended, less the then annual fair market rental value for the Demised Premises for the remainder of the Term (with the resulting sum being discounted to present value at a rate equal to the percentage rate of return then obtainable, as of the date of default, for U.S. Treasury bills, notes or bonds having a maturity closest to the expiration of the Term); plus

(c)        such expenses (with interest thereon at the Base Rate from the date of Landlord's expenditures thereof to the date of payment to Landlord) as Landlord may incur as a result of such default, including, without limitation, legal costs and reasonable attorneys' fees, brokerage fees to unrelated third parties and any costs of any repairs or preparations in the Demised Premises which Landlord has deemed necessary or desirable in order to relet the Demised Premises.

As an alternative to the damages set forth in Section 16.3(b) above, Landlord, at its option, whether or not Landlord has formally terminated the Lease, shall be entitled: (i) to sue Tenant periodically for, and receive damages equal to, the Rent reserved under this Lease, as the same may become due and payable under this Lease, from time to time after such default by Tenant, together with Landlord's reasonable costs of collection, plus interest thereon at the Base Rate; or (ii) to receive as damages, a lump sum equal to the full Annual Fixed Rent amount payable for the entire Lease Year in which occurs the default in question. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above.

Section 16.4.         No Waiver; Injunction. No waiver by Landlord of a breach of any of the covenants or conditions of this Lease shall be construed to be a waiver of any future breach of the same or any other covenant or condition. In the event of any breach or threatened breach by Tenant of any of the agreements, terms, covenants or conditions contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

Section 16.5.         Remedies Cumulative. The rights and remedies of Landlord created by this Lease are cumulative, and the use of one remedy shall not be taken to exclude or waive the right to use another, or exclude any other right or remedy allowed by law, equity, statute or otherwise.

ARTICLE 17.	SURRENDER OF DEMISED PREMISES AND SURVIVAL OF TENANT'S OBLIGATIONS

Section 17.1.         Surrender. At the end of the Term or sooner termination of this Lease, Tenant shall immediately surrender possession of the Demised Premises, broom-clean and vacant, and shall repair and restore the Demised Premises to as good condition as existed at the beginning of the Term (immediately following the completion of any and all fit-up work to the Demised Premises), with reasonable wear, tear and damage by fire and other casualty, which Tenant is not obligated to repair and/or restore, excepted. Upon Tenant's surrender, all right, title and interest of Tenant in the Demised Premises shall cease.

Section 17.2.         Trade Fixtures, Personal Property and Improvements. At the end of the Term or other sooner termination of this Lease, all of Tenant's Property and any Improvements (which Landlord has advised Tenant must be removed pursuant to Section 8.4(a) and Section 17.1 hereof) shall be deemed conclusively to have been abandoned by Tenant and may be withheld or disposed of by Landlord without notice or obligation to compensate Tenant or to account for such property and Improvements. Tenant shall promptly reimburse Landlord for all reasonable costs and expenses of removal, disposal or sale of such Tenant's Property and such Improvements (including, without limitation, any installed in violation of the terms of this Lease), which obligation shall survive the end of the Term.

Section 17.3.         Merger. The voluntary or other surrender of this Lease by Tenant, or the cancellation of this Lease by mutual agreement of Tenant and Landlord, shall not work a merger, and shall, at Landlord's option, either terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord's option under this Section shall be exercised by notice to Tenant and all known subtenants in the Demised Premises.

Section 17.4.         Payments After Termination. Any unperformed or partially performed payment obligations by Tenant under this Lease, together with Tenant's covenant to indemnify Landlord under this Lease, shall survive the end of the Term. No payments of money by Tenant to Landlord after the end of the Term, or after the giving of any notice by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Demised Premises, Landlord may receive and collect any sums of Rent due under this Lease, and the payment of Rent shall not make ineffective any notice, or in any manner affect any pending suit or any judgment previously obtained.

ARTICLE 18.	HOLDING OVER

Section 18.1.         Holding Over. If Tenant retains possession of all or any part of the Demised Premises after the end of the Term, same shall not result in a renewal of this Lease or an extension of the Term, but Tenant shall pay to Landlord, for retaining occupancy, on a per diem basis, a sum equal to one hundred fifty percent (150%) of the Rent payable for the month preceding such holding over, computed on a daily basis for each day that Tenant remains in possession. In addition to this amount, Tenant shall be liable for all damages sustained by reason of Tenant's holding over. In no event shall a renewal or extension of the Term, a month-to-month tenancy, or any other tenancy be created by such holdover. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any loss, cost, liability, claim, damage, fine, penalty and expense, including, without limitation, reasonable attorneys' fees and disbursements, resulting from claims made or asserted by third parties claiming a right to possession of the Demised Premises during the period in question.

ARTICLE 19.	ESTOPPEL CERTIFICATE, SUBORDINATION, ATTORNMENT

Section 19.1.         Estoppel Certificate. Tenant shall at any time (without Tenant charging Landlord for same), and within ten (10) days from Tenant's receipt of Landlord's written request therefor (time being of the essence), execute and deliver in recordable form and in substance satisfactory to Landlord, on a form prepared by Landlord, an estoppel certificate certifying the date to which Rent has been paid; confirming the amount of any Security Deposit; certifying that this Lease is in full force and effect and has not been modified or amended (or if modified or amended, denominating the same) and that there are no defenses or offsets to this Lease (or if any be claimed, specifying the same); confirming, if true, that all of Landlord's Work, as may be required under Exhibit B-1 to this Lease, has been satisfactorily completed; confirming, if true, that there are no defaults of Landlord under this Lease or any existing condition which, upon the giving of notice or lapse of time would constitute a default; confirming, if true, that Tenant has no option or rights other than as set forth in this Lease; and confirming or certifying (to the extent true) to such other matters as Landlord may reasonably request. If the certificate is to be delivered to a purchaser of the Building and/or the Complex, it shall further include the agreement of Tenant to recognize such purchaser as Landlord under this Lease, and thereafter to pay Rent to the purchaser or its designee in accordance with this Lease. Tenant acknowledges that any such purchaser or other party may rely on such estoppel certificate. Tenant's failure to deliver such a certificate within the time period set forth above shall be, at Landlord's option, an event of default under this Lease, notwithstanding anything to the contrary contained in this Lease.

Section 19.2.	Subordination.

(a)        This Lease is subject and subordinate to a document entitled "Sublease," dated June 15, 1985, between Interim Funding Corporation and Chesebrough-Pond's Inc. and an Indenture of Mortgage and Deed of Trust, dated as of June 15, 1985, from Interim Funding Corporation and Stauffer Chemical Company to Mellon Bank, N.A., and N.R. Smith, as Trustees (and/or their respective successors or assignees).

(b)        This Lease and all rights of Tenant hereunder are and shall be subject and subordinate, in all respects, to (i) all mortgages which may now or hereafter affect the Land and/or the Complex or any portion(s) thereof (the "Superior Mortgages"), whether or not such Superior Mortgages shall also cover other lands and/or buildings; and (ii) each and every advance made or hereafter to be made under the Superior Mortgages, and to all renewals, modifications, replacements, substitutions, refinancings and extensions of any Superior Mortgages. The foregoing provisions of this Section 19.2(b) shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument, in recordable form if required, that Landlord, or the holder of a Superior Mortgage, or any of their respective successors-in-interest, may reasonably request to evidence such subordination. Upon the election of the holder of the instrument(s) to which this Lease would be subordinated, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate, in all respects, to (A) any present or future superior leases, and/or grants of the Land and/or the Complex or any portion(s) thereof (the "Superior Leases"), (B) all indentures, deeds of trust and building loan agreements in the nature of or relating to mortgages, which may now or hereafter affect the Land and/or the Complex or any portion(s) thereof (the "Quasi-Mortgages"), (C) each and every advance made or hereafter to be made under the Quasi-Mortgages and to all renewals, modifications, replacements, substitutions, refinancings and extensions of any Quasi-Mortgages, and (D) any spreaders and consolidations of any Superior Mortgages. The next preceding sentence shall not be self-operative, but shall be operative only upon a written election by the holder of such a Superior Lease, such a Quasi-Mortgage, or a Superior Mortgage, recorded in the Westport, Connecticut, Land Records, and, upon such recording of a written election by such a holder, Tenant shall promptly execute and deliver any instrument, in recordable form if required, that Landlord, or the holder of a Superior Lease, Quasi-Mortgage or a Superior Mortgage, or any of their respective successors-in-interest, may reasonably request to effect and/or evidence such subordination.

(c)        Landlord shall use reasonably diligent, good faith efforts to obtain, from every holder of a Superior Mortgage, Superior Lease or Quasi-Mortgage to which it wishes Tenant to subordinate this Lease and all of Tenant's rights hereunder, a nondisturbance and attornment agreement, in recordable form, providing that, if such holder shall succeed to the rights of Landlord hereunder, Tenant shall attorn to such holder and such holder shall not disturb the possession of Tenant pursuant to the terms of this Lease, provided that Tenant complies with its obligations under this Lease. The form(s) of such nondisturbance and attornment agreement(s) which Landlord shall attempt to obtain shall be substantially as shown in Exhibit I attached hereto, but the parties acknowledge that such holders may require their own customary form(s). Tenant covenants to execute and deliver to Landlord the "Lessee's Certificate" substantially in the form of that included in Exhibit I as a condition to Landlord obtaining the nondisturbance and attornment agreement(s) referred to in this Section. Notwithstanding the foregoing, Landlord shall obtain and deliver to Tenant, within six (6) months following the parties' execution and delivery of this Lease, the aforementioned nondisturbance and attornment agreements from the current holder(s) of any Superior Mortgage(s) and/or Superior Lease(s). Up until the time Tenant receives such agreements from such current holders, provided Tenant is not in default of its Lease obligations, Landlord hereby agrees to indemnify Tenant, for all reasonable costs and expenses incurred by Tenant, due to any such current holder(s)' (which have not then provided such non-disturbance and attornment agreement protection) evicting Tenant or otherwise terminating or interfering with Tenant's leasehold interest hereunder.

Section 19.3.         Attornment. Provided that Tenant shall not thereby be liable for duplicative Rent obligations under this Lease, Tenant agrees that, at the option of the landlord under any Superior Lease now or in the future affecting the Land, the Complex or the Building, Tenant shall attorn to said landlord in the event of the termination or cancellation of such Superior Lease and if requested by said landlord, shall enter into a new lease with said landlord for the balance of the Term upon the same terms and conditions as in this Lease.

Section 19.4.         Mortgages. In the event of foreclosure or exercise of power of sale under any Superior Mortgage now or in the future affecting the Complex or the Building, the holder of any such Superior Mortgage (or purchaser at any sale pursuant to such Superior Mortgage) shall have the option of (a) supplementing this Article, to require Tenant to attorn to such holder or purchaser, and to enter into a new lease, with such holder or purchaser (as landlord) for the balance of the Term upon the same terms and conditions as in this Lease, or (b) notwithstanding this Article, to elect that this Lease shall become or remain, as the case may be, superior to said Superior Mortgage. Tenant, upon request by any such holder or purchaser, and without Tenant charging Landlord for same, shall execute and deliver any and all instruments desired by any such holder or purchaser evidencing the superiority of this Lease to any such Superior Mortgage.

ARTICLE 20.	LANDLORD'S COVENANTS

Section 20.1.         Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant's timely paying the Rent and observing and duly performing all of the terms, covenants and conditions on Tenant's part to be observed and performed hereunder, Tenant may peaceably and quietly enjoy the Demised Premises, in accordance with and subject to the terms and conditions of this Lease, without hindrance or molestation by Landlord or any parties claiming by, under or through Landlord.

Section 20.2.       Food Service. Landlord shall use diligent, good faith efforts to obtain, at Landlord's expense, on behalf of Tenant and Tenant's employees, non-exclusive access to and use of the food service managed and used by Phibro Energy, Inc. at Phibro Energy, Inc.'s premises at the Complex. If Landlord is unsuccessful in such efforts, Landlord agrees to make available a reasonably appropriate food service at the Complex (at another tenant's premises, or elsewhere in the Complex), to be used, on a non-exclusive basis, by Tenant and other occupants of the Complex. Tenant acknowledges that any meals or other services offered at such food service (whether Phibro Energy Inc.'s or Landlord's or such other tenant's) shall be offered at separate charge to Tenant and Tenant's employees, and shall be subject to reasonable scheduling, rules and regulations regarding the usage thereof, as well as Tenant's execution of Landlord's and/or Phibro Energy Inc.'s standard cafeteria license and/or indemnity documentation. In addition, Landlord reserves the right to cancel any Landlord-offered, Complex-wide food service, if, after the Complex reaches a stable occupancy rate, Landlord determines, reasonably and in good faith, that Tenant and/or Tenant's employees are, on average, the only regular and substantial users of such food service.

Section 20.3.       Fitness Center. Tenant hereby acknowledges that Phibro Energy, Inc. has made available, on a limited, non-exclusive basis, and at separate charge to certain other Complex tenants, Phibro Energy, Inc.'s fitness center located at the Complex. Landlord hereby authorizes Tenant to attempt to make separate and direct arrangements with Phibro Energy, Inc. to use such fitness center; provided, however, that Tenant hereby acknowledges that Landlord has no control or management of such facility and that such usage shall be at Tenant's sole risk and expense, and that Landlord or Landlord's agents or employees shall have no liability whatsoever in connection with any such usage.

Section 20.4.       Complex Standard. Throughout the Term, Landlord shall cause the Complex to be maintained in a manner consistent with the Complex's status as an investor-owned, first-class, multi-tenant office complex comprised of corporate headquarters and other general executive office users. Landlord, incurring Operating Expenses pursuant to Article 5 hereof, shall perform or cause to be performed the Landlord Services as substantially described in Exhibit F hereto, in a timely manner and consistent with the above-described standard. In addition, throughout the Term, Landlord shall use Miller & Favazzo Properties, Inc. or such other reputable, experienced commercial property manager as Managing Agent for the Complex.

ARTICLE 21.	NOTICES

Section 21.1.         Notices. Whenever any notice, document or communication is required or permitted under this Lease, such notice shall be in writing and shall be deemed to be delivered (a) upon receipt, if by personal delivery, or (b) three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or (c) the next Business Day after being deposited with a reputable, overnight, express mail carrier, such as "Federal Express", addressed to the parties to this Lease at their respective addresses in Article 1, or at such other addresses as they may have specified by written notice delivered in accordance with this Section.

ARTICLE 22.	MISCELLANEOUS PROVISIONS

Section 22.1.         Controlling Law. This Lease shall be governed by and construed under the laws of the State of Connecticut.

Section 22.2.         Parties Bound. It is agreed that this Lease, and each of the covenants and obligations of this Lease, shall be binding upon, and inure to the benefit of, the parties to this Lease and their respective successors and assigns, and, in the event of any transfer of Landlord's Estate, the transferor shall be released from all future obligations of the Landlord under this Lease, and all future obligations of the Landlord under this Lease shall thereafter be binding upon each transferee of the Landlord's Estate, but only with respect to the period ending with a subsequent transfer within the meaning of this Section, and such transferee, by accepting such interest, shall be deemed to have assumed such obligations.

Section 22.3.         Rules and Regulations. Tenant and its servants, agents, employees, invitees and contractors shall faithfully observe and comply strictly with the Rules and Regulations set forth in Exhibit E attached hereto and made a part hereof, and with any reasonable changes to the Rules and Regulations, whether by modification, elimination or addition, provided Landlord shall give written notice of any such changes to Tenant. In the case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this Lease shall control in each instance.

Section 22.4.          Signage. Subject to Applicable Law, Landlord shall provide, at Tenant's expense, appropriate, proportionate, interior Complex-standard identification signage (such as lobby directory listings, etc.). Tenant shall not display or erect any lettering, sign or advertisement in or outside the Demised Premises, or in or about the Complex without the prior written approval of Landlord in each instance, and without otherwise complying with Landlord's requirements relating thereto. Tenant shall not display or erect any such lettering, sign or advertisement which does not comply with all Applicable Law.

Section 22.5.         Entire Agreement. Neither Landlord nor Landlord's agents have made any representations or promises with respect to the physical condition of the Complex, the Building, the Demised Premises, permissible uses of the Demised Premises, the rents, leases, expenses of operation, or any other matter or thing affecting or related to the Demised Premises, except as expressly set forth in this Lease and the Exhibits to this Lease. No rights, easements or licenses are acquired by Tenant, by implication or otherwise, except as expressly set forth in this Lease and the Exhibits to this Lease. All understandings and agreements previously made between the parties are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant. Any executory agreement made shall be ineffective to modify, discharge or surrender this Lease or the Demised Premises or any interest of Tenant in same unless such executory agreement is in writing and signed by Landlord and Tenant.

Section 22.6.         Severability. If any provision of this Lease is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected and in lieu of each provision which is found to be illegal, invalid or unenforceable, there will be added, as a part of this Lease, a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible.

Section 22.7.         Brokers. Landlord and Tenant each warrants to the other that it has had no dealings or listings with any broker, agent or any other person in connection with the negotiation or execution of this Lease other than the Broker(s) identified in Article 1. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all costs, claims, damages, expenses or liabilities for commissions or other compensation and charges claimed by any other broker or agent (other than those referred to above) with respect to this Lease.

Section 22.8.         Exculpatory Clause. All separate and personal liability of the Landlord and of its Managing Agent, partners, principals, officers, directors, shareholders and employees, is waived by Tenant, for itself and every person now or hereafter claiming by, through or under Tenant, and no such partner(s), principal(s), officer(s), director(s), shareholder(s) or employee(s) shall have any personal liability with respect to the payment of any claim by Tenant or any party claiming by, under or through Tenant pursuant to the Lease, Tenant hereby agreeing to look solely to such party's interest in the Complex with respect to any such claim.

Section 22.9.          No Recording; Notice of Lease. Tenant shall not record this Lease or any portion of this Lease. In the event Tenant violates this prohibition against recording, this Lease shall, at Landlord's option, terminate or Landlord may declare Tenant in default under this Lease and pursue any and all of Landlord's remedies for a default provided in this Lease or at law or in equity. Notwithstanding the foregoing, the parties will at any time, at the request of either one, promptly execute and deliver duplicate originals of an instrument, in recordable form, which will constitute a statutory Notice of Lease, setting forth a description of the Demised Premises, the Term and any other provisions required by statute, as either party may request. This Notice of Lease may be recorded in the Land Records of the Town of Westport, Connecticut, by either party hereto. Upon the Expiration Date or sooner termination of this Lease, Tenant, upon Landlord's request, shall promptly execute and deliver an instrument in recordable form terminating such Notice of Lease. Tenant's obligations under this Section 22.9 shall survive the end of the Term.

Section 22.10.         Financial Information. Upon Landlord's request, initially and no more than twice per Lease Year thereafter, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord regarding such financial and descriptive information (e.g., annual reports and other non-confidential materials) concerning Tenant and Tenant's business as Landlord may deem necessary or desirable.

Section 22.11.         Inability to Perform. This Lease and the obligation of Tenant to pay Rent and other payments required hereunder and to comply with all of the other provisions of this Lease, shall in no way be affected, impaired or excused because Landlord is prevented or delayed by reason of Force Majeure in fulfilling any of Landlord's obligations under this Lease. Landlord shall use reasonable, good faith efforts to resume performance of its obligations as soon as is reasonably possible following such Force Majeure conditions, but Landlord shall have no obligation to use overtime labor.

Section 22.12.	Counterclaims.

(a)        Tenant waives Tenant's rights, if any, to assert a counterclaim in any summary proceeding or collection action brought by Landlord against Tenant, and Tenant agrees to assert any such claim against Landlord only in the context of a separate action or proceeding.

(b)        Tenant waives Tenant's rights, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

(c)        To the extent not prohibited by Applicable Law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of landlord and tenant, or Tenant's use or occupancy of the Demised Premises, or any emergency or other statutory remedy with respect thereto.

Section 22.13.         No Surrender. The delivery of keys to Landlord, an employee of Landlord or the Managing Agent shall not operate as a termination of this Lease or a surrender of the Demised Premises. If Tenant shall at any time request Landlord to sublet the Demised Premises for Tenant's account, Landlord or its agent is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of Tenant's Property in connection with such subletting.

Section 22.14.         Modification of Lease. If, in connection with obtaining, continuing or renewing financing for the Complex or any part thereof (or for a leasehold or any interest therein), whereby the Complex (or an interest therein) represents collateral in whole or in part, a lessor, bank, insurance company or other lender shall request modifications of this Lease as a condition of such financing, Tenant will not unreasonably withhold or delay its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder, or adversely affect Tenant's leasehold interest hereby created.

Section 22.15.         Headings; Construction. The Article and Section headings in this Lease and the Table of Contents prefixed to this Lease are inserted only as a matter of convenience or reference and are not to be given any effect whatsoever in construing this Lease. This Lease shall not be generally construed against either Landlord or Tenant, as the drafter of this Lease or otherwise, notwithstanding any common law principles or other rules of construction to the contrary.

Section 22.16.	Parking.

(a)        Subject to Applicable Law, Tenant shall have access, to the extent of Tenant's "employees" (as defined in Article 7 hereof) then reporting to the Complex, to up to one hundred sixteen (116) unreserved parking spaces at the Complex, plus five (5) reserved parking spaces at the Complex, all on a Rent-inclusive basis (all Tenant's visitor parking included in such total). All said parking spaces shall be located in Garage #3; provided, however, that to the extent Garage #3 parking spaces are fully utilized, Landlord reserves the right to relocate a portion of such Tenant's parking spaces to Garage #1 and/or Garage #2, at the rate of one (1) such parking space per 1,900 Rentable Square Feet of the Demised Premises.

(b)        Overnight parking at the Complex by Tenant or Tenant's employees, agents, visitors, subtenants or assignees is prohibited, except as expressly provided herein. Notwithstanding the foregoing, Tenant shall have the right to reasonable, occasional overnight parking for a limited number of automobiles (not to exceed five (5) automobiles at any single time), for limited periods of time (not to exceed three (3) consecutive days at a time for each such automobile), provided, however, that (i) Tenant coordinates, in advance, such overnight parking with Landlord's on-site management/security personnel; and (ii) Landlord reserves the right to designate specified areas for such overnight parking, so that same does not unreasonably interfere with Landlord's security, cleaning or maintenance services, or the availability, Complex-wide, of adequate parking during Normal Business Hours. Landlord reserves the right to have any automobiles parked overnight in violation of the foregoing or otherwise interfering with Landlord's services or parking towed or moved at Tenant's expense.

(c)        Notwithstanding anything to the contrary contained herein, Tenant's parking spaces under this Lease shall be subject to Landlord's reasonable rules and regulations, and relocation(s) within the Complex, as same may be promulgated and changed from time to time, provided Tenant has notice of same.

(d)         Tenant acknowledges that it is aware of the limitations stipulated by local authorities on the number of parking spaces that can be allocated at the Complex, said limitations being set forth in the Stipulation attached hereto as Exhibit H. Tenant acknowledges that Tenant's parking space allocation shall apply, in the aggregate, to the Demised Premises, and shall not be exceeded, under any circumstances, by Tenant or by anyone holding under Tenant or by Tenant's employees, visitors, independent contractors or otherwise, whether through subletting, assignment, license or other means. Any failure by Tenant (or those holding under Tenant) to comply strictly with this Section 22.16, shall, at Landlord's option, be deemed an event of default by Tenant under this Lease.

(e)        Notwithstanding anything to the contrary contained in this Lease, if Tenant validly exercises the Right of First Offer as provided in this Lease, Tenant's parking spaces shall be appropriately increased to reflect the parking space allowance stipulated in Landlord's original offer for such Right of First Offer to Tenant, and if none is so stipulated, then Tenant's parking spaces, subject to availability, shall be proportionately increased, on a per rentable square foot basis, reflecting the rentable area of the Option Space so rented by Tenant.

Section 22.17.         No Offer. It is understood and agreed that this Lease is submitted to Tenant for examination only and that it shall not be considered an offer and shall not bind Landlord in any way until (a) Tenant has duly executed and delivered duplicate originals to Landlord and (b) Landlord has executed and delivered one (1) of said originals to Tenant.

Section 22.18.         Authority. Each of the individuals executing this Lease on behalf of Landlord and Tenant warrants and represents to the other party that its respective corporation is a duly authorized and existing corporation, that it is qualified to do business in the State of Connecticut, that it has the full right and authority to enter into this Lease, and that each and every individual signing on behalf of such party is authorized to do so. Upon either party's request, the other party will provide evidence reasonably satisfactory confirming its foregoing respective representations.

WITNESSES:	LANDLORD:

STAUFFER MANAGEMENT COMPANY

__________________________________

Name:

________________________________________________	By ______________________________
Name:	Name:
	Its:	,
duly authorized and empowered

TENANT:

PLAYTEX PRODUCTS, INC.

__________________________________

Name:

________________________________________________	By ______________________________
Name:	Name:
	Its:	,
duly authorized and empowered

STATE OF ___________                  )

) ss: _________________
COUNTY OF __________	)

On this ___ day of ______, 199_, personally appeared STAUFFER MANAGEMENT COMPANY, by _______________, its ___________, duly authorized, who acknowledged that he/she signed, sealed and delivered the above and foregoing instrument as his/her free act and deed, and the free act and deed of said corporation, before me.

_________________________________
Notary Public
Commissioner of the Superior Court

Notary Seal:

STATE OF ___________	)
) ss: _________________
COUNTY OF __________	)

On this ___ day of ______, 199_, personally appeared PLAYTEX PRODUCTS, INC., by _______________, its ___________, duly authorized, who acknowledged that he/she signed, sealed and delivered the above and foregoing instrument as his/her free act and deed, and the free act and deed of said _______________, before me.

Notary Public
Commissioner of the Superior Court

Notary Seal:

G98931.DOC 3/7/2006